Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [**].

STOCK PURCHASE AGREEMENT BY AND AMONG

CHASE CORPORATION,

NUCERA SOLUTIONS HOLDCO LP, AND

NUCERA HOLDINGS INC.

Dated as of July 15, 2022

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; INTERPRETATION1

Section 1.1 Definitions1

Section 1.2 Additional Defined Terms11

Section 1.3 Interpretation12

ARTICLE II SALE AND PURCHASE OF PURCHASED SHARES; CLOSING13

Section 2.1 Sale and Purchase of Purchased Shares13

Section 2.2 Closing13

ARTICLE III CLOSING PAYMENTS AND PURCHASE PRICE ADJUSTMENT13

Section 3.1 Calculation of Closing and Final Consideration13

Section 3.2 Payments at Closing; Transaction Expenses and Closing Indebtedness14

Section 3.3 Post-Closing Adjustment14

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE

TARGET COMPANIES16

Section 4.1 Organization16

Section 4.2 Power and Authorization17

Section 4.3 Authorization of Governmental Authorities17

Section 4.4 Noncontravention17

Section 4.5 Capitalization17

Section 4.6 Financial Matters18

Section 4.7 Absence of Certain Developments18

Section 4.8 No Undisclosed Liabilities18

Section 4.9 Real Property.18

Section 4.10 Intellectual Property; Privacy and Information Security.20

Section 4.11 Permits.21

Section 4.12 Tax Matters.22

Section 4.13 Employee Benefit Plans23

Section 4.14 Contractual Obligations25

Section 4.15 Related Party Transactions27

Section 4.16 Labor Matters27

Section 4.17 Litigation; Governmental Orders27

Section 4.18 Compliance with Law27

Section 4.19 OFAC Sanctions and Export Trade Controls27

Section 4.20 FCPA Compliance28

Section 4.21 Employees.28

Section 4.22 Environmental Matters29

Section 4.23 Insurance30

Section 4.24 Inventory; Product Warranty; Product Liability.31

Section 4.25 Customers and Suppliers31

Section 4.26 No Brokers32

Section 4.27 Disclaimer of Other Representations and Warranties32

ARTICLE V REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE

SELLER33

Section 5.1 Organization33

i

Section 5.2 Authority33

Section 5.3 No Conflict33

Section 5.4 Consents33

Section 5.5 Ownership of Purchased Shares33

Section 5.6 Litigation34

Section 5.7 No Brokers34

Section 5.8 Disclaimer of Other Representations and Warranties34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER34

Section 6.1 Organization34

Section 6.2 Authority34

Section 6.3 No Conflict35

Section 6.4 Consents35

Section 6.5 Litigation35

Section 6.6 Sufficiency of Funds35

Section 6.7 Brokers’ and Finders’ Fees35

Section 6.8 Restricted Securities35

Section 6.9 Solvency36

Section 6.10 Due Diligence Review36

Section 6.11 Disclaimer of Other Representations36

ARTICLE VII CERTAIN PRE-CLOSING COVENANTS37

Section 7.1 Operation of the Business37

Section 7.2 Access to Premises and Information39

Section 7.3 Reasonable Best Efforts39

Section 7.4 Regulatory Compliance39

Section 7.5 No Solicitation41

Section 7.6 Payoff Letters and Lien Releases41

Section 7.7 Contacts41

Section 7.8 280G41

ARTICLE VIII ADDITIONAL COVENANTS42

Section 8.1 Employee Benefits42

Section 8.2 Certain Tax Matters43

Section 8.3 Indemnification of Directors and Officers45

Section 8.4 Publicity; Confidentiality46

Section 8.5 Restrictive Covenants.47

Section 8.6 Acknowledgement; Waiver of Conflicts; Retention of Privilege48

Section 8.7 Release49

Section 8.8 R&W Insurance Policy50

ARTICLE IX CONDITIONS TO CLOSE50

Section 9.1 Conditions to Buyer’s Obligations50

Section 9.2 Conditions to the Seller’s and the Company’s Obligations52

ARTICLE X TERMINATION52

Section 10.1 Termination53

Section 10.2 Effect of Termination53

ii

ARTICLE XI SURVIVAL54

ARTICLE XII MISCELLANEOUS54

Section 12.1 Notices54

Section 12.2 Succession and Assignment; No Third-Party Beneficiaries56

Section 12.3 Amendments and Waivers56

Section 12.4 Non-Recourse56

Section 12.5 Entire Agreement; Disclosure Schedules57

Section 12.6 Counterparts; Facsimile Signature57

Section 12.7 Severability58

Section 12.8 Governing Law58

Section 12.9 Jurisdiction; Venue; Service of Process58

Section 12.10 Waiver of Jury Trial59

Section 12.11 Specific Performance59

Section 12.12 Retention of Books and Records60

Section 12.13 Expenses60

Annex I – Net Working Capital Methodology Exhibit A – R&W Insurance Policy

Exhibit B – Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of July 15, 2022 (this “Agreement”), by and among Chase Corporation, a Massachusetts corporation (“Buyer”), NuCera Holdings Inc., a Delaware corporation (the “Company”), and NuCera Solutions Holdco LP, a Delaware limited partnership (the “Seller”).

WHEREAS, the Seller owns all of the issued and outstanding shares of common stock of the Company, par value $0.001 per share (the “Common Stock”); and

WHEREAS, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, all of the shares of Common Stock (the “Purchased Shares”) on the terms and conditions specified herein (the “Sale Transaction”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“Action” means any legal action, lawsuit, litigation, examination, complaint, demand, claim, administrative or arbitral action, hearing, inquiry, investigation or other proceeding (public or private) or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Applicable Law relating to income Tax) of which any of the Target Companies is or has been a member.

“Ancillary Agreements” means the Escrow Agreement and any other documents and certificates delivered pursuant to this Agreement.

“Antitrust Law” means any Applicable Law or Governmental Order that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings and in any case that are applicable to the transactions contemplated by this Agreement.

“Applicable Law” means, with respect to any Person’s status, action or inaction, any US federal, state or local or any foreign law, statute, standard, ordinance, code, rule or regulation, in each case which has jurisdiction over such Person’s status, action or inaction.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located.

“Baker Hughes” means Baker Hughes Holdings, LLC and any Subsidiaries or Affiliates.

“BH Purchase Agreement” means that certain Stock and Asset Purchase Agreement by and between Baker Hughes and NuCera Solutions LLC dated July 21, 2020.

“Business” means the businesses conducted by the Target Companies as of the date hereof and the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required to be closed.

“Buyer Material Adverse Effect” means, with respect to Buyer, a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions in a timely manner or to perform its obligations under any of the Transaction Documents.

“Cash” means, without duplication, the aggregate amount of all cash and cash equivalents required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP, (i) including all outstanding security deposits, and cash and checks received by such Person or their banks prior to such date whether or not cleared and (ii) excluding any checks written by such Person prior to such date but not yet cleared and any Restricted Cash.

“Closing Cash” means the Cash of the Target Companies at the Reference Time.

“Closing Indebtedness” means the Indebtedness of the Target Companies at the Reference Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Target Companies, including all Intellectual Property Rights in and to Company Technology.

“Company’s Knowledge” and similar formulations means (a) the actual knowledge of Steve McKeown, Kevin Chesnut and/or Shawn Ham, and (b) the knowledge that any such Person could reasonably be expected to discover or become aware of after making a reasonable inquiry concerning the existence of such fact or other matter at issue.

“Company Technology” means any and all Technology owned or purported to be owned by the Target Companies in connection with the conduct and operation of the Business.

“Compensation” means, with respect to any employee of the Target Companies, all salaries, compensation, remuneration, bonuses or benefits (including issuances or grants of Equity Interests), made by the Target Companies to or for the benefit of such employee.

“Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person.

“Contemplated Transactions” means the transactions contemplated by (a) this Agreement (including the Sale Transaction), (b) the delivery and performance of the Ancillary Agreements and (c) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, lease, sublease, license, or sublicense, whether written or oral, to which or by which such Person is a party that is in effect.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Disclosure Schedule” means the Disclosure Schedules to this Agreement.

“Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any fringe benefit, stock option, equity-based compensation, phantom equity, bonus or incentive plan or arrangement, severance pay policy or agreement, employment, retirement, post-employment, pension, profit sharing or deferred compensation plan or agreement, tuition reimbursement, education assistance, relocation assistance, fringe benefit or any other benefit or compensation plan, policy, program, arrangement or agreement, including any statutory plan to which contributions are mandated to a Governmental Authority.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, right of possession, encroachment, covenant, option, right of first refusal, preemptive right, community property interest, defect, exception, adverse rights or restriction on use, transfer, voting or exercise of any other attribute of ownership of any kind, or restriction of any kind.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any Applicable Law relating to protection of the environment, (including ambient air, soil, surface water or groundwater, or subsurface strata), to human health and safety, to endangered or threatened species, to pollution (or cleanup thereof) or the protection of natural resources, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Materials, including without limitation (i) CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Safe Drinking Water Act, 41 U.S.C. §§ 300f et seq.; any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed above; any amendments to the statutes, laws or ordinances listed above, in existence on the date hereof; any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments above; and any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like currently in effect relating to environmental, health or safety matters, and (ii) all other requirements relating to the manufacture, processing, distribution, sale, use, handling, transportation, treatment, receipt, storage, disposal, release or threat of release or discharge of Hazardous Materials, or pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, Releases of Hazardous Materials into the air, surface water, sediments, groundwater or land or human or worker health and safety (as they may be affected by the release of or exposure to Hazardous Materials).

“Environmental Permit” means any Permit that is required by a Governmental Authority under or issued, granted given, authorized by or made pursuant to any Environmental Law.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and

(b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, National Association, or its successor, in its capacity as such pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit B attached hereto, to be entered into by Buyer, the Seller and the Escrow Agent.

“Excluded Liabilities” means the Liabilities that the Target Companies did not assume pursuant to the BH Purchase Agreement.

“Existing Contamination” means all contamination arising from or relating to [**], as such terms are defined in the [**] and the Disclosure Letter attached thereto.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Fraud” means common law fraud under the Laws of the State of Delaware (excluding constructive fraud, recklessness or negligent fraud) brought against a party hereto based on the making of a representation or warranty of such party contained in this Agreement, which misrepresentation is made for the purpose of inducing any other party to act and upon which such other party justifiably relies on.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Power and Authorization), Section 4.5 (Capitalization) and Section 4.26 (No Brokers).

“GAAP” means generally accepted accounting principles in the US as in effect from time to time.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, instrumentality or public international organization, excluding any such Persons related to the government of the United States.

“Governmental Authority” means a federal, state, provincial, local, county or municipal government, governmental, or political subdivision thereof, or any regulatory body, arbitrator, mediator, arbitral body (public or private), agency, commission or authority, state owned or controlled enterprise, any court or judicial authority, whether international or national, or any multi-lateral development body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Hazardous Materials” means any substance, chemical, material or waste that: (i) is currently defined, listed, identified, or regulated as “hazardous,” “acutely hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar import or regulatory effect under Environmental Law, (ii) requires investigation, removal or remediation under any Environmental Law; (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law; and (iv) is or contains asbestos or asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, poly- and perfluoroalkyl substances, petroleum or petroleum-derived products or compounds (including natural gas, gasoline, diesel fuel, oil, and other fuels and petroleum products or fractions thereof), gas or related materials, mold, radioactive materials, or polychlorinated biphenyls (PCBs).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, and without duplication: (a) any Liability of such Person: (i) for borrowed money (including the current portion thereof); (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility; (iii) evidenced by a bond, note, debenture (including a purchase money obligation) or similar Contractual Obligations; (iv) created or arising under any conditional sale or other title retention arrangement or vendor financing; (v) secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance; (vi) for the deferred purchase price of business, equipment or property, including the maximum gross amount of all seller notes and “earn-out,” milestone, purchase price adjustment or other similar payments that are outside of the Ordinary Course of Business; (vii) net actual liability for Contractual Obligations relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements if terminated at Closing; (viii) in respect of any severance payable to former employees owed prior to or at the Closing (including the employer portion of any payroll, employment or similar Taxes related thereto) that are accrued (or are required to be accrued by GAAP) at or prior to the Closing and not included in the calculation of Net Working Capital; (ix) any unfunded or underfunded pension or qualified deferred compensation liabilities, measured as of Closing (including the employer portion of any payroll, employment or similar Taxes related thereto), but excluding any such amounts under the mandatory pension plan contributed to by NuCera Solutions France, SARL; (x) for capitalized liabilities under GAAP of such Person as lessee under leases that have been classified as capital or finance leases in the Financial Statements or that would be required to be classified as capital or finance leases in accordance with GAAP, recorded as capital (or finance) leases (and for the avoidance of doubt, excluding all operating leases); (xi) any declared but unpaid dividends and distributions or amounts owed to Seller or its Affiliates; or (xii) the items listed on Section 1.1 of the Disclosure Schedule under the heading “Debt-Like Items”, and (b) any Liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability. For purposes of this Agreement, “Indebtedness” (i) includes any and all accrued or unpaid interest, (ii) includes prepayment penalties, breakage costs, premiums (including make whole premiums)

or penalties and fees or expenses actually incurred with respect to the prepayment or repayment of any Indebtedness at Closing, and (iii) excludes any amounts included in Net Working Capital or Seller Transaction Expenses.

“Intellectual Property Rights” means any and all of the following, as they exist in any jurisdiction throughout the world: (a) patents, patent applications of any kind and patent rights; (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and internet domain names, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing; (c) copyrights in both published and unpublished works and registrations and applications for registration of any of the foregoing, including, without limitation, copyrightable works, works of authorships, compilations, database and all derivatives, translations, adaptations and combinations of the above; (d) rights under trade secret law in trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, and Technology); (e) any and all other intellectual property rights and/or proprietary rights recognized by law;

(f) any goodwill associated with each of the foregoing and (g) all rights to sue or recover and retain damages and costs (including attorneys’ fees) for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Liability” means, with respect to any Person, any and all debts, claims, liabilities, commitments and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or disputed or undisputed, liquidated or unliquidated or determined or determinable, including any liability or obligation of such Person required under GAAP to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any fact, change, effect, event, occurrence, or development (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (a) the Business, Assets or condition (financial or otherwise) of the Target Companies, taken as a whole, or (b) the ability of the Seller or any of the Target Companies to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or could be, a Material Adverse Effect (unless, with respect to clauses (i), (ii), (iii), (iv), (ix) and (xi) below, such Change has a material and disproportionate effect on the Target Companies, taken as a whole, as compared to the effect of such Change on a business similarly situated to the Business): (i) operating, business, regulatory or other conditions in the industry in which any Target Company operates; (ii) general economic conditions, including changes in the credit, debt or financial, or capital markets (including changes in interest or exchange rates), in each case, in the US or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the US or any other country or region in the world, including (A) changes in interest rates in the US or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the- counter market operating in the US or any other country or region in the world; (iv) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority); (v) the announcement or pendency or consummation of the Contemplated Transactions (including the identity or business plans of Buyer or its Affiliates) or compliance with the terms of, or taking any action permitted or required by, this Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, joint venture partners or employees; (vi) changes in GAAP or other accounting requirements or principles or any changes in Applicable Laws or the interpretation thereof; (vii) actions required to be taken under Applicable Laws; (viii) the failure of the Target Companies to meet or achieve the results set forth in any internal budget, plan, projection or forecast for any period; (ix) global, national or regional political, social, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the US or any other country or region in the world; (xi) any epidemic, pandemic or disease outbreak or any curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions threatened or existing as of the date of this Agreement; and (xii) any action taken by the Target Companies or any omission to act by the Target Companies, in each case, that is in compliance with the terms of this Agreement or was otherwise taken (or not taken) with the written consent of or at the written request of Buyer or any of its Affiliates.

“Net Working Capital” means (i) all current assets (excluding Closing Cash and any Tax assets) of the Target Companies as of the Reference Time (but before taking into account the consummation of the Contemplated Transactions), minus (ii) all current liabilities (excluding any items constituting Closing Indebtedness, Unpaid Pre-Closing Taxes or Seller Transaction Expenses) of the Target Companies as of the Reference Time (but before taking into account the consummation of the Contemplated Transactions). For the avoidance of doubt, the determination of Net Working Capital for purposes of calculating Estimated Aggregate Consideration Amount and Final Aggregate Consideration Amount and the preparation of the Closing Statement will take into account only those components (i.e., line items and specified accounts) used in the illustrative calculation of Net Working Capital in accordance with the Net Working Capital Methodology.

“Net Working Capital Ceiling” means an amount equal to $19,500,000.

“Net Working Capital Floor” means an amount equal to $18,500,000.

“Net Working Capital Methodology” means the agreed methodologies, practices, classifications, judgments, estimation techniques, line items, specified accounts, assumptions and principles utilized for the purposes of calculating Net Working Capital set forth on Annex I of this Agreement and as reflected in the illustrative calculation of Net Working Capital set forth on Annex I of this Agreement.

“Ordinary Course of Business” means, with respect to any Person, an action taken by such Person in the ordinary course of such Person’s business and consistent with the past practices of such Person’s business.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, association or organization (together with any memorandum of association) and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parties” means Buyer, the Company and the Seller.

“Permit” means any license, permit, approval, registration, certificate, variance or other similar right or authorization obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” means (a) statutory liens for current Taxes, assessments or other governmental charges or levies not yet due and payable or liens for Taxes, assessments or other governmental charges or levies the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens and other similar matters of record affecting title incurred in the Ordinary Course of Business and which are not delinquent; (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Target Company is not in default under such lease or rental agreement); (e) requirements and restrictions of zoning, building and other laws and which are not material to the Business; (f) encumbrances set forth in any title policy or title report or survey with respect to leases and other encumbrances of record and which are not material to the Business; (g) purchase money liens securing rental payments under capital lease arrangements; and (h) other imperfections on title, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Data” means all data that identifies a natural person and is subject to regulation by Privacy and Information Security Requirements applicable to any Target Company.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Privacy and Information Security Requirements” means (i) all Applicable Laws regulating the privacy and/or security of Personal Data (ii) the Payment Card Industry Data Security Standards, to the extent that they are applicable and binding on any Target Company; and (iii) each Target Company’s published privacy policy.

“Purchase Price Adjustment Escrow Amount” means One Million Nine Hundred Thousand Dollars ($1,900,000).

“R&W Insurance Policy” means that certain representations and warranties insurance policy attached hereto as Exhibit A.

“Reference Time” means 12:01 a.m., New York time, on the Closing Date.

“Release” means any actual or threatened release, spill, emission, seep, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching in or allowing to escape or migrate, into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Cash” means any cash or cash equivalents that are subject to restrictions, limitations, or Taxes on use or distribution or otherwise not available for general corporate use by Applicable Law or Contract (excluding security deposits).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means, with respect to the Seller, a material adverse effect on the ability of the Seller to consummate the Contemplated Transactions in a timely manner or to perform its obligations under any of the Transaction Documents or to perform its obligations under any of the Transaction Documents.

“Seller Transaction Expenses” means, to the extent not paid at or prior to the Closing and not included in Indebtedness or Net Working Capital, (i) all costs, fees and expenses of the Seller and the Target Companies incurred at or prior to the Closing in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions or any similar transaction, including legal, accounting, investment banking, advisory and other costs fees and expenses, (ii) obligations due or arising prior to or at the Closing of the Seller and/or the Target Companies in respect of change of control payments to any current employee, director or consultant of the Target Companies and transaction or similar bonuses arising solely as a result of the Contemplated Transactions, (iii) any employer-side payroll, employment, unemployment, social security and other similar Taxes with respect to the amounts set forth in the foregoing clause (ii), (iv) any management or similar fees due to SKCP Catalyst Management I, LP pursuant to any management, advisory or other similar Contractual Obligation, (v) fifty-percent (50%) of any fees payable to the Escrow Agent under the Escrow Agreement and (vi) fifty-percent (50%) of the cost of the D&O Insurance.

“Solvent” means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; and (c) such Person has adequate capital to carry on its business. For the purpose of this definition, in computing the amount of contingent or unliquidated debts at any time, such debts will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured debts.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing

Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or in similar capacity.

“Target Company” means the Company or any of its Subsidiaries, and “Target Companies” means, collectively, the Company and each of its Subsidiaries.

“Tax” or “Taxes” means any and all: (i) taxes and similar charges, fees, duties, levies or other assessments, including federal, state, local and foreign income, profits, franchise, gross receipts, capital stock, goods and services, net proceeds, ad valorem, value added, alternative or add-on minimum, estimated, payroll, employment, unemployment, social security (or similar), disability, severance, occupation, customs, import and export, premium, stamp, occupancy, user, transfer, registration, license, recording, excess profits, windfall profits, environmental, sales, use, property, escheat, abandoned or unclaimed property, withholding, excise and any other tax of any nature whatsoever; (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (x) any item described in clause (i) or (y) the failure to comply with any requirement imposed with respect to any Tax Returns; and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of Contractual Obligation, assumption, transferee or successor liability, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of applicable federal, state, local or foreign Law), operation of law or otherwise, in each case, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes filed or required to be filed with a Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Tax Deductions” means, without duplication, amounts that are deductible for relevant Tax purposes for (A) all fees, expenses and interest (including amounts treated as interest for income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Target Companies with respect to the payment of Closing Indebtedness in connection with the Closing, (B) all fees, costs and expenses incurred by the Target Companies in connection with or incident to this Agreement and the transactions contemplated hereby, including Seller Transaction Expenses and any other legal, accounting and investment banking fees, costs and expenses, and (C) all amounts treated as deductible for income Tax purposes as a result of the vesting of an Equity Interest in the Target Companies in connection with or relating to the Closing.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Pre-Closing Taxes” means any accrued and unpaid income Taxes of the Target Companies for any Pre-Closing Tax Period for which Tax Returns are first due (with extension) after the Closing Date (calculated by taking into account the Transaction Tax Deductions and any applicable prepayments or estimated payments of the particular type of Tax), as of the end of the day on the Closing Date and calculated in accordance with Section 8.2(f), in each case calculated in a manner consistent with the past practices of the Target Companies and without any change in or introduction of any new reserves. For the avoidance of doubt, Unpaid Pre-Closing Taxes cannot be a negative number and will be determined without regard to any deferred Tax assets and/or deferred Tax Liabilities.

“US” means the United States of America.

Section 1.2 Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

280G Vote	Section 7.8
Accounting Firm	Section 3.3(b)
Affected Employees	Section 8.1(b)
Aggregate Consideration Amount	Section 3.1(a)
Agreement	Preamble
Audited Financials	Section 4.6(a)(i)
BIS	Section 4.19
Buyer	Preamble
Buyer Adjustment Amount	Section 3.3(d)
Buyer Released Claims	Section 8.7(a)
Buyer Released Parties	Section 8.7(b)
Buyer Releasing Parties	Section 8.7(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 3.3(a)
Commitment Period	Section 8.1(a)
Common Stock	Recitals
Company	Preamble
Company Plan	Section 4.13(a)
Company Registrations	Section 4.10(a)
Confidentiality Agreement	Section 8.4
Contracting Parties	Section 12.4
D&O Indemnified Person	Section 8.3(a)
D&O Insurance	Section 8.3(c)
Debt Payoff Letters	Section 7.6
Disclosed Contractual Obligations	Section 4.14
Disputed Items	Section 3.3(b)
DOJ	Section 7.4(a)
Embargoed Persons	Section 4.19
Estimated Aggregate Consideration Amount	Section 3.1(b)
Excess Amount	Section 3.3(c)
Final Aggregate Consideration Amount	Section 3.3(c)
Financials	Section 4.6(a)(ii)
FTC	Section 7.4(a)
Goodwin	Section 8.6(a)
Interim Financials	Section 4.6(a)(ii)
Key Employees Schedule	Section 7.7
Material Customer	Section 4.25(b)
Material Supplier	Section 4.25(a)
Most Recent Balance Sheet	Section 4.6(a)(ii)
Most Recent Balance Sheet Date	Section 4.6(a)(ii)
Nonparty Affiliate	Section 12.4
Objections Statement	Section 3.3(b)
OFAC	Section 4.19
Outbound IP Contractual Obligations	Section 4.10(c)

Parachute Payment Waiver	Section 7.8
Pull and Refile	Section 7.4(a)
Purchase Price Adjustment Escrow Account	Section 3.2(d)
Purchased Shares	Recitals
Real Property	Section 4.9
Released Claims	Section 8.7
Released Party	Section 8.7
Releasing Party	Section 8.7
Restricted Period	Section 8.5(a)
Review Period	Section 7.8
Sale	Recitals
Second Request	Section 7.4(a)
Section 280G Approval	Section 7.8
Section 280G Soliciting Materials	Section 7.8
Seller	Preamble
Seller Released Claims	Section 8.7(b)
Seller Released Parties	Section 8.7(a)
Seller Releasing Parties	Section 8.7(b)
Termination Date	Section 10.1(b)
WARN	Section 4.21(d)
Warranty	Section 4.25(b)

Section 1.3 Interpretation.

(a)The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation.” Any reference to any Applicable Law will be deemed also to refer to all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part. Any reference to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits, appendices or schedules, if any, of and to this Agreement unless otherwise specified.

(b)Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and (ii) words using the singular or plural number also include the plural or singular number, respectively.

(c)References to “dollars,” “Dollars” and “$” will be references to US Dollars, and with respect to any Contractual Obligation, obligation, Liability, claim or document that is contemplated by this Agreement but denominated in currency other than US Dollars, the amounts described in such Contractual Obligation, obligation, Liability, claim or document will be deemed to be converted into US Dollars for purposes of this Agreement as of the applicable date of determination at the currency exchange rates published by The Wall Street Journal on the previous Business Day.

(d)Except as otherwise specifically provided, a reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in- interest, successors and permitted assigns.

(e)Each accounting term used herein that is not specifically defined herein (including definitions included in the Net Working Capital Methodology set forth on Annex I) shall have the meaning given to it under GAAP.

(f)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of the Transaction Documents.

ARTICLE II

SALE AND PURCHASE OF PURCHASED SHARES; CLOSING

Section 2.1 Sale and Purchase of Purchased Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Buyer shall purchase the Purchased Shares from the Seller, and the Seller shall sell to Buyer the Purchased Shares for a cash amount (subject to adjustment as provided in Article III) equal to the Aggregate Consideration Amount plus any additional amounts payable to Seller pursuant to the terms of this Agreement, free and clear of any and all Encumbrances (other than any (a) restrictions on transfer imposed by any securities laws, and (b) Encumbrances created by or resulting from actions of Buyer or any of its Affiliates or Representatives).

Section 2.2 Closing. The closing of the Sale Transaction (the “Closing”) shall occur no later than the second (2nd) Business Day after the fulfillment or waiver of all conditions set forth in Article IX (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), and shall take place remotely via the exchange of signature pages.

ARTICLE III

CLOSING PAYMENTS AND PURCHASE PRICE ADJUSTMENT

Section 3.1 Calculation of Closing and Final Consideration.

(a)For the purposes of this Agreement, the “Aggregate Consideration Amount” means a cash amount equal to:

(i)Two Hundred Fifty Million and 00/100 Dollars ($250,000,000);

(ii)plus the total amount of Closing Cash;

(iii)minus the total amount of Closing Indebtedness;

(iv)minus the total amount of Unpaid Pre-Closing Taxes;

(v)plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Ceiling;

(vi)minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Floor; and

(vii)minus the total amount of any Seller Transaction Expenses.

(b)At least two (2) Business Days prior to the Closing Date, Seller will deliver to Buyer its good faith estimate of the Aggregate Consideration Amount (the “Estimated Aggregate Consideration Amount”), including its good faith estimate of all components thereof listed in Section 3.1(a) above, together with reasonably detailed supporting information upon which the calculations reflected therein are based. Buyer shall have a right to review and comment on the calculation of the Estimated Aggregate Consideration Amount, and Seller shall in good faith consider any such comments before the Estimated Aggregate Consideration Amount is deemed final.

Section 3.2 Payments at Closing; Transaction Expenses and Closing Indebtedness.

(a)At the Closing, Buyer shall pay (or cause to be paid) to the Seller a cash amount, by wire transfer of immediately available funds to an account designated by the Seller prior to Closing, equal to the Estimated Aggregate Consideration Amount less the Purchase Price Adjustment Escrow Amount.

(b)At the Closing, Buyer will pay (or cause to be paid) the amount of the Seller Transaction Expenses included in calculation of the Estimated Aggregate Consideration Amount to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in instructions delivered to Buyer by the Seller prior to the Closing; provided, however, that any Seller Transaction Expenses treated as compensation payable to employees of the Target Companies shall be deposited with the Company and paid through the payroll system of the applicable Target Company, on the first normal payroll date of such Target Company following such deposit.

(c)At the Closing, Buyer will pay (or cause to be paid) the amount of the Closing Indebtedness included in calculation of the Estimated Aggregate Consideration Amount to each holder thereof by wire transfer of immediately available funds to such holder’s account as specified in instructions delivered to Buyer by the Company prior to the Closing.

(d)At the Closing, Buyer will deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) in accordance with the terms of the Escrow Agreement.

Section 3.3 Post-Closing Adjustment.

(a)As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer will deliver to the Seller (i) an unaudited, consolidated balance sheet of the Target Companies as of the Closing (which will have been prepared with the assistance of Buyer’s and/or the Company’s accountants) and (ii) its calculation of the Aggregate Consideration Amount, including all components thereof (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the Net Working Capital Methodology and the definitions of the terms Closing Cash, Closing Indebtedness, Unpaid Pre-Closing Taxes, Net Working Capital and Seller Transaction Expenses contained herein. The Closing Statement will entirely disregard (i) any and all effects on the Assets or Liabilities of the Target Companies as a result of the Contemplated Transactions (except with respect to the impact of the Transaction Tax Deductions for purposes of calculating unpaid income Tax Liabilities of the Target Companies for the Pre- Closing Tax Period) or of any financing or refinancing arrangements entered into at any time by

Buyer or any other transaction entered into by Buyer in connection with the consummation of the Contemplated Transactions, (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Target Companies or the Business or Assets, or any facts or circumstances that are unique or particular to Buyer or any of its Assets or Liabilities, and (iii) with respect to the calculation of Net Working Capital for purposes of the Closing Statement, the introduction or inclusion by Buyer or Seller of any line items or accounts not expressly included in the Net Working Capital Methodology.

(b)Buyer will, and will cause the Company to, (i) provide the Seller and its Representatives with access upon reasonable advance notice and during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Target Companies solely for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with the Seller and its Representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Seller or its Representatives. If the Seller has any objections to the Closing Statement, the Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items to which the Seller objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within forty-five (45) days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final and binding on the Parties. The Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and the Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If Buyer and the Seller are unable to reach a final resolution of all Disputed Items within thirty (30) days after the delivery of the Objections Statement to Buyer, the Seller and Buyer will submit any unresolved Disputed Items to Withum Smith + Brown, PC, or another independent national accounting firm mutually selected by Buyer and the Seller (the “Accounting Firm”). Buyer and the Seller will instruct the Accounting Firm to, and the Accounting Firm shall, make a final determination of the Disputed Items (and only the Disputed Items) solely in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Seller will cooperate with the Accounting Firm during the term of its engagement. Buyer and the Seller will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any Disputed Item greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand. Buyer and the Seller will also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Buyer and the Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer and the Seller will further instruct the Accounting Firm, with respect to any Disputed Items pertaining to the calculation of Net Working Capital, not to consider or otherwise permit to be included as a Disputed Item for any purpose, any line item or account not expressly included in the Net Working Capital Methodology. For the avoidance of doubt, any final determination of the Accounting Firm with respect to the calculation of Net Working Capital shall include the final Net Working Capital figure, as calculated by the Accounting Firm pursuant to the Net Working Capital Methodology taking into account the resolution of the Disputed Items. The Seller and Buyer will use their respective reasonable best efforts to cause the Accounting Firm to resolve such dispute as soon as practicable. The Accounting Firm’s determination will, absent manifest error, be final and binding on the parties hereto and will not be subject to court review or otherwise appealable. The fees and expenses of the Accounting Firm (i) will be borne by the Seller in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by the Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Disputed Item and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by the Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Disputed Items.

(c)If the Aggregate Consideration Amount as finally determined pursuant to Section 3.3(b) (the “Final Aggregate Consideration Amount”) is greater than the Estimated Aggregate Consideration Amount (such excess amount, the “Excess Amount”), then, within five

(5) days after the determination of the Final Aggregate Consideration Amount, (i) Buyer will pay (or will cause to be paid) to the Seller, by wire transfer of immediately available funds, an amount equal to the Excess Amount and (ii) Buyer and Seller will jointly instruct the Escrow Agent to pay to the Seller by wire transfer of immediately available funds the Purchase Price Adjustment Escrow Amount and any remaining amount in the Purchase Price Adjustment Escrow Account.

(d)If the Final Aggregate Consideration Amount is less than the Estimated Aggregate Consideration Amount, then, within five (5) days after the determination of the Final Aggregate Consideration Amount, Buyer and the Seller will jointly instruct the Escrow Agent to (i) pay to Buyer by wire transfer of immediately available funds, an amount equal to such shortfall (which in no case will exceed the amount of the Purchase Price Adjustment Escrow Amount) (the “Buyer Adjustment Amount”) from the Purchase Price Adjustment Escrow Account, and (ii) if the amount of the Purchase Price Adjustment Escrow Amount is greater than the Buyer Adjustment Amount, pay to the Seller any remaining balance in the Purchase Price Adjustment Escrow Account.

(e)All payments required pursuant to Section 3.3(c) and Section 3.3(d) will, to the extent permitted by Applicable Law, be deemed to be adjustments for Tax purposes to the Aggregate Consideration Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TARGET COMPANIES

In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Seller and the Company hereby represent and warrant to Buyer as of the date hereof as follows, in each case, except as set forth on the Disclosure Schedule (with disclosures on one section of the Disclosure Schedule qualifying representations in non-corresponding sections of this Article IV to the extent their applicability is reasonably apparent without any independent knowledge of the matters so disclosed):

Section 4.1 Organization. Each Target Company is duly organized, validly existing and in good standing under the Applicable Law of its jurisdiction of organization. Each Target Company is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each Target Company has all requisite power and authority necessary to own, lease, operate and use its Assets and carry on the Business and each Target Company does not engage in any business other than the Business. The name and business address of each Target Company is set forth in Section 4.1 of the Disclosure Schedule. True, correct and complete copies of the Organizational Documents of each Target Company have been delivered or otherwise made available to Buyer.

Section 4.2 Power and Authorization. Each Target Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party. Each Target Company has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each such Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party. This Agreement and each Ancillary Agreement to which any Target Company is a party (i) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by such Target Company and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Target Companies, Enforceable against such Target Company in accordance with their respective terms.

Section 4.3 Authorization of Governmental Authorities. Except (a) for compliance with the HSR Act or any similar Antitrust Law, (b) as otherwise set forth on Section 4.3 of the Disclosure Schedule or (c) for such actions or filings that the failure to take or make, as the case may be, would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, no action by (including any Consent of), or in respect of, or filing with, any Person is required by or on behalf of any Target Company or in respect of any Target Company, the Business or any Assets of the Target Companies for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by a Target Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Contemplated Transactions.

Section 4.4 Noncontravention. Except as set forth on Section 4.4 of the Disclosure Schedule, none of the authorization, execution, delivery or performance by any Target Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Contemplated Transactions, will (with or without notice or lapse of time or both) (a) result in any material breach or violation of, or constitute a material default under, any Applicable Law with respect to any Target Company; or (b) result in any breach or violation of, or constitute a default under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contractual Obligation or (ii) the Organizational Documents of the Target Companies.

Section 4.5 Capitalization. Section 4.5 of the Disclosure Schedule sets forth the authorized, issued and outstanding Equity Interests of each Target Company. The outstanding capital stock of the Company consists solely of the shares of Common Stock, all of which are issued and outstanding and are owned by the Seller, free and clear of all Encumbrances other than under applicable securities laws or as restricted under the Organizational Documents of the Company. The Purchased Shares have been duly authorized and were validly issued to the Seller, and are fully-paid and nonassessable. All of the issued and outstanding shares of capital stock or other Equity Interests of each of the other Target Companies have been validly issued, are fully paid and non-assessable (where applicable) and are owned beneficially and of record by the holders thereof as set forth on Section 4.5 of the Disclosure Schedule, free and clear of all Encumbrances other than under applicable securities laws or as restricted under the Organizational Documents of such Target Companies. No Target Company has (a) any outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other Equity Interests of such Target Company, (b) agreements to which such Target Company is a party with respect to the voting of any shares of capital stock or other Equity Interests of such Target Company or which restrict the transfer of any such shares or (c) outstanding Contractual Obligations to repurchase, redeem or otherwise acquire any shares of its capital stock, other Equity Interests or any other securities of the Target Companies. No Target Company owns any shares, equity or debt securities or other ownership interest, directly or indirectly, in any other Person, nor is any Target Company party to any Contract to acquire any such shares, securities or other ownership interest, or subject to any obligation to make any further debt or equity investment in any Person.

Section 4.6 Financial Matters.

(a)	Financial Statements. Buyer has been furnished with each of the following:

(i)the audited consolidated balance sheets of NuCera Intermediate Holdings, LLC and its Subsidiaries (“Intermediate”) as of December 31, 2021 and 2020, and the related audited consolidated statements of operations and comprehensive income, members’ equity and cash flows of Intermediate for the fiscal year ended December 31, 2021 and for the period from October 1, 2020 through December 31, 2020, accompanied by any notes thereto and the reports of Intermediate’s independent accountants with respect thereto (collectively, the “Audited Financials”); and

(ii)the unaudited consolidated balance sheet of Intermediate as of May 31, 2022 (respectively, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statements of operations and comprehensive income, members’ equity and cash flows of Intermediate for the five months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(iii)Section 4.6(a)(iii) of the Disclosure Schedule sets forth all Indebtedness of the Target Companies as of June 30, 2022.

(b)Compliance with GAAP. The Financials (including any notes thereto) have been prepared in accordance with GAAP, consistently applied throughout the period involved, and fairly present the consolidated financial position and results of the operations of the Target Companies in accordance with GAAP (subject, in each case, in the case of the Interim Financials, to the absence of footnotes and to year-end and periodic reclassifications and adjustments.

Section 4.7 Absence of Certain Developments. Since the Most Recent Balance Sheet Date (a) there has not been any change, development, condition or event that constitutes a Material Adverse Effect, and (b) the Business has been conducted only in the Ordinary Course of Business (aside from actions taken in contemplation of the Contemplated Transactions).

Section 4.8 No Undisclosed Liabilities. There are no Liabilities of the Target Companies other than those that (i) are adequately reflected or reserved against in the Most Recent Balance Sheet, (ii) were incurred in the Ordinary Course of Business after the Most Recent Balance Sheet Date, (iii) were incurred in connection with the transactions contemplated hereby, (iv) which are not, individually or in the aggregate, material in amount, or (v) have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Real Property.

(a)The relevant Target Company has (i) good and valid title to all owned real property set forth on Section 4.9(a)(i) of the Disclosure Schedule (the “Owned Real Property”) free of

Encumbrances other than Permitted Encumbrances, (ii) valid title to the leasehold estate (as lessee or sublessee) in the leased real property set forth on Section 4.9(a)(ii) of the Disclosure Schedule (the “Leased Real Property”) and (iii) valid title to the easement (as grantee) in the easement property set forth on Section 4.9(a)(iii) of the Disclosure Schedule (the “Easement Property” and together with the Owned Real Property and the Leased Real Property, the “Real Property”), in each case free and clear of all Encumbrances, except for Permitted Encumbrances. The Owned Real Property, Leased Real Property and Easement Property, as applicable, constitute all of the real property owned or leased by, or granted to, the relevant Target Company.

(b)All leases, subleases and occupancy agreements for the Leased Real Property and all easements and right of way agreements for the Easement Property under which any Target Company is a lessee or sublessee or grantee are in full force and effect and are Enforceable as against the relevant Target Company, as applicable, and to the Company’s Knowledge, as against any other counterparty thereto, in all material respects, in accordance with their respective terms. No written notices of material default under any such lease, sublease, occupancy agreement, right of way or easement have been sent or received by any Target Company within the last three (3) years. The relevant Target Company has not received any written notice from a third party concerning its use or occupancy of, or access to, the Owned Real Property, Leased Real Property or Easement Property within the last three (3) years.

(c)(i) None of the Target Companies (as the case may be) has leased or otherwise granted to any Person the right to access, use or occupy the Real Property or any portion thereof;

(ii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal or other contracts or agreements to purchase the Owned Real Property or the applicable Target Company’s interest in the Leased Real Property or Easement Property or any portion thereof or interest therein; (iii) none of the Target Companies (as the case may be) is a party to any agreement or option to purchase any real property or interest therein; and

(iv)none of the Target Companies (as the case may be) is a party to any agreement to market or sell any real property or interest therein, including the Real Property.

(d)Except as set forth in Section 4.9(d) of the Disclosure Schedule, the Real Property constitutes all of the interests in real property used or held for use in connection with the Business as conducted on the date hereof and being sold hereunder.

(e)There is no outstanding written notice or dispute or, to the Company’s Knowledge, threat thereof involving the Target Companies and any bona fide third party as to the ownership, occupation, access or use of the Real Property which, if implemented or enforced, would materially impact the ownership, occupation, access or use of any of the Real Property.

(f)None of the Target Companies has received any written notice to the effect that any rezoning proceedings are pending or threatened with respect to the Owned Real Property.

(g)None of the Target Companies has received or sent any written notice of default under any covenants or declarations encumbering the Owned Real Property that remains uncured or the Easement Property. None of the Target Companies has received or sent any written notices of default under any lease for the Leased Real Property that remains uncured.

(h)Except as set forth in Section 4.9(h) of the Disclosure Schedule, no Target Company has received notice of any existing violation with respect to the occupancy and use of the Real Property, and such occupancy and use comply in all material respects with, if applicable, the use provided for in the applicable lease, Applicable Law, and all licenses, permits, consents, authorizations, certificates and registrations.

(i)Except as set forth on Section 4.9(i) of the Disclosure Schedule, no consent or waiver must be obtained with respect to the Real Property in order to complete the Contemplated Transactions.

(j)Except as may be disclosed in third party physical condition reports with respect to the Owned Real Property which have been delivered or otherwise made available to Buyer prior to the date hereof, (i) the Owned Real Property is supplied with utilities as necessary to permit its continued operations as it is now being operated and (ii) the Owned Real Property is in adequate condition to carry on the Business as it is currently being operated.

(k)There are no material Tax abatements or exemptions specifically affecting the Owned Real Property or Easement Property.

(l)There are no pending or, to the Company’s Knowledge, threatened or contemplated appropriation, condemnation or eminent domain proceedings (or process or purchase in lieu thereof) affecting the Owned Real Property, Leased Real Property the Easement Property or any portion thereof.

(m)No Person, other than the relevant Target Company, has a possessory interest in the Real Property or right to occupy the Leased Real Property. The leases for the Leased Real Property delivered by the Company are true and complete in all material respects, include all notices exercising renewal, expansion, termination or other material rights that are in the possession of the relevant Target Company, and there are no oral agreements with respect thereto. To the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any lease for the Leased Real Property.

(n)All rent, additional rent and other sums due and owing as of the date hereof pursuant to the leases for the Leased Real Property has been paid as of the date hereof. Each relevant Target Company has accepted possession of and occupies the demised leased premises for the Leased Real Property. Section 4.9(n) of the Disclosure Schedule sets forth a true, accurate and complete list of all security deposits paid in connection with the Leased Real Property.

Section 4.10 Intellectual Property; Privacy and Information Security.

(a)Section 4.10(a) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, and domain names owned by the Target Companies (collectively, the “Company Registrations”). Each of the Company Registrations is subsisting, and, to the Company’s Knowledge, valid. The Target Companies possess all rights, title, and interests in and to each Company Registration, free and clear of any Encumbrance other than Permitted Encumbrances and licenses granted in the Outbound IP Contractual Obligations (as defined below).

(b)The Business conducted by the Target Companies does not infringe upon any Intellectual Property Rights, and to the Company’s Knowledge do not infringe upon any patent rights, of any Person. Since July 1, 2019, no Target Company has received any written charge, complaint, claim, demand, or notice alleging infringement of the Intellectual Property Rights of any Person. To the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights in any manner that would be reasonably expected to give rise to a Material Adverse Effect.

(c)	Section 4.10(c) of the Disclosure Schedule identifies each Contractual Obligation

(i) under which the Target Companies use or license an item of Technology or any Intellectual Property Rights that any Person besides the Target Companies own other than commercial off-the shelf software and (ii) under which the Target Companies have granted to any Person any right or interest in any Company Intellectual Property Rights including any right to use any item of Company Technology (the “Outbound IP Contractual Obligations”), other than non-exclusive licenses of Company Intellectual Property Rights or Company Technology granted in the Ordinary Course of Business with an annual value of less than one hundred thousand dollars ($100,000.00).

(d)Except as set forth in Section 4.10(d) of the Disclosure Schedule, each Target Company has entered into written confidentiality agreements and written proprietary rights agreements (which terms may be contained in a written employment agreement or offer letter) with all of its respective employees and independent contractors who have made material contributions to the development of material Company Technology or Intellectual Property Rights acknowledging such Target Company’s ownership of all products, Technology, and Intellectual Property Rights created or developed by its employees and independent contractors who have been involved in the development of material Company Technology or material Company Intellectual Property Rights within the scope of their employment or engagement.

(e)The Target Companies have taken reasonable security measures to protect the confidentiality of all trade secrets, know-how and other confidential and proprietary information owned by the Target Companies or used by the Target Companies in the Business.

(f)The Target Companies have been and are in compliance in material respects with all Privacy and Information Security Requirements. No Target Company has received any written notice, allegation, complaint or other communication of any Action against any of the Target Companies concerning any possible violation of any Privacy and Information Security Requirements, and, to Company’s Knowledge there is no pending investigation into any Target Company regarding any actual or possible violation of any Privacy and Information Security Requirements. To the Company’s Knowledge, no Target Company has suffered a material security breach with respect to any Personal Data that has resulted in a duty on the part of any Target Company to notify, any person or any regulator. The Target Companies employ commercially reasonable security measures that are designed to comply with all Privacy and Information Security Requirements to protect Personal Data within their custody or control.

Section 4.11 Permits. Section 4.11 of the Disclosure Schedule sets forth a list of all material Permits, true, correct and complete copies of which have been delivered or otherwise made available to Buyer. Except as set forth in Section 4.11 of the Disclosure Schedule, each Target Company has been since July 1, 2019 and is, in all material respects, in compliance with all material Permits and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, necessary for the conduct of the Business as presently conducted and the ownership and use of the Assets. No loss, non-renewal, suspension, modification or expiration of, nor any noncompliance with, any material Permit is pending or, to the Knowledge of the Company, threatened (including, without limitation, as a result of the transactions contemplated by this Agreement), other than the expiration and renewal of such material Permits in accordance with their terms. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permits.

Section 4.12 Tax Matters. Except as set forth on Section 4.12 of the Disclosure Schedule:

(a)Each Target Company has (i) duly and timely filed all Tax Returns that are required to be filed by it (taking into account any properly obtained extensions of time to file) and all such Tax Returns are true, correct and complete in all material respects, and (ii) timely and fully paid all required Taxes (whether or not shown on any such Tax Returns as due and owing). All Taxes which a Target Company is obligated to withhold from amounts owing to any employee, independent contractor, creditor or other Person have been fully and timely withheld and paid over to the appropriate Governmental Authority as required by Applicable Law.

(b)There is no material dispute or claim concerning any Tax Liability of a Target Company claimed or raised by any taxing authority about which any Target Company has received written notice. No Target Company has received from any taxing authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. No Target Company has waived any statute of limitations in respect of the assessment or collection of any Taxes beyond the date hereof (other than as a result of filing any extension to file a Tax Return made in the Ordinary Course of Business).

(c)No Target Company has (i) been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company), or (ii) any Liability for the Taxes of any Person (other than such Target Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, as an indemnitor, or by Contractual Obligation (other than intercompany or commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes) or otherwise.

(d)No Target Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed by Section 355 or 361 of the Code.

(e)Section 4.12(e) of the Disclosure Schedule sets forth: (i) the entity classification of each Target Company; and (ii) tax classification of each Target Company.

(f)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Assets of any Target Company.

(g)No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustment under Section 481(a) of the Code or change in method of accounting elected prior to the Closing Date; (ii) any use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) any “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing date; (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) any intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code; (vi) the application of Section 965 of the Code (or any similar provision of state, local or foreign Applicable Law); (vii) Section 952 of the Code related to subpart F income realized during a taxable period (or portion thereof) that begins on or before the Closing Date; or (viii) any installment sale or other open transaction disposition made on or prior to the Closing Date.

(h)The unpaid Taxes of the Target Companies did not, as of the date of the Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and since the date of the Company financial statements, no Target Company has incurred any material liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(i)No written claim has been made by any taxing authority in a jurisdiction where any Target Company does not file Tax Returns that any such Target Company is or may be subject to taxation by that jurisdiction which claim has not been resolved and no Target Company has engaged in a trade or business, been resident for Tax purposes, had a branch or permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax in any jurisdiction other than the jurisdiction of its formation.

(j)Each Target Company has properly collected and remitted all applicable sales, use and similar Taxes with respect to sales or leases made or services provided to its customers or clients and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made or provided without charging or remitting sales, use or similar Taxes that qualify as exempt from such sales, use and similar Taxes.

(k)No Target Company has (i) been a party to a transaction that is a “reportable transaction” as such term is defined in Treasury Regulations Section 1. 6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Applicable Law, (ii) been a party to or bound by any Tax indemnity, allocation or sharing agreement, (iii) requested any private letter rulings and/or (iv) ever been a US real property holding corporation.

(l)All related party transactions involving any Target Company have been conducted using arm’s length standards in accordance with the requirements of Section 482 of the Code and the Treasury Regulations promulgated thereunder.

Section 4.13 Employee Benefit Plans.

(a)Section 4.13(a) of the Disclosure Schedule lists all material Employee Plans which any Target Company sponsors or maintains, or to which any Target Company contributes or is obligated to contribute on behalf of such Target Company’s employees or former employees, or which covers such Target Company’s employees or former employees and for which such Target Company has or could have any Liability, contingent or otherwise (each a “Company Plan”). With respect to each Company Plan, the Target Companies have made available to Buyer copies of each of the following: (i) the material plan documents (including each Contractual Obligation or policy, and where a Contractual Obligation is oral, a written summary thereof) together with all amendments thereto, and all documents embodying and relating to such Company Plans, including third-party service agreements, investment management contracts, and any other administrative services agreement, (ii) the most recent summary plan description, if any, required under ERISA, pertaining to any Company Plan that is a Pension Plan (as defined below), (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS, and (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Forms 5500 (with schedules attached).

(b)None of the Target Companies or any other Person that would be considered a single employer with any of the Target Companies under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA maintains, or has not within the six years prior to the date hereof maintained, any employee benefit plans that are “multiemployer plans” (within the meaning of Section 3(37) of ERISA or Code Section 414(f)), “multiple employer plans” (within the meaning of Code Section 413(c)), plans that are subject to the provisions of Title IV of ERISA, or a welfare plan that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Target Company (i) has withdrawn or partially withdrawn from any multiemployer plan, or (ii) has any withdrawal liabilities with respect to any such plans.

(c)Each Company Plan has been administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code (including the rules and regulations thereunder) and all other Applicable Law. There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims for benefits provided for by the Company Plans and appeals of such claims. No Company Plan is a self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(d)To the Company’s Knowledge, no event has occurred since the date of the most recent determination letter or application therefor relating to any Company Plan that is tax qualified under Section 401(a) of the Code that would adversely affect the qualification of such Company Plan. To the Company’s Knowledge, no Legal Proceeding (other than routine benefit claims) has been asserted or instituted or threatened against any Company Plan, any trustee or fiduciaries thereof, any Target Company, or any of the assets of any Company Plan or any related trust.

(e)No stock option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No Company Plan provides for the payment of any Tax gross-up payment to any individual in connection with any penalties or Taxes imposed under Code Section 409A or Code Section 4999.

(f)All contributions, deferrals, premiums, and benefit payments under or in connection with any Company Plan that are required to have been made as of the Closing will have been (or will be) timely made or have been reflected on the applicable balance sheet.

(g)Each of the Target Companies, each Company Plan, and each Company Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors thereof are referred to herein collectively as “COBRA”) and any comparable state Applicable Law.

(h)Each of the Target Companies and each Company Plan are in compliance with applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Patient Protection and Affordable Care Act, as amended (“PPACA”).

(i)Each Company Plan satisfies the requirements of PPACA, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to the PPACA that relates to any such group health plan. No condition exists that could cause any Target Company to have any Liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject any Target Company to any Liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code. Each Target Company has maintained records that are sufficient to satisfy the reporting requirements under Section 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. No Target Company has modified the employment or service terms of any employee or service provider for the purpose of excluding such employee or service provider from full time status for purposes of the PPACA.

(j)Except as set forth in Section 4.13(e) of the Disclosure Schedule, the consummation of the Sale Transaction will not (i) give rise to any Liability for any employee benefits or cause any acceleration of vesting, funding or payment of compensation or benefits, (ii) entitle any current or former officer, director, manager, employee, independent contractor or other service provider of any Target Company to any compensatory payment; (iii) result in the forgiveness of indebtedness of any current or former officer, director, manager, employee, independent contractor or other service provider of any Target Company; (iv) limit or restrict the ability of Buyer, any Target Company to merge, amend or terminate any Company Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. Except as required under 4980B of the Code, Part 6 of Title I of ERISA or any other Applicable Law, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

Section 4.14 Contractual Obligations. Section 4.14 of the Disclosure Schedule lists each of the following Contractual Obligations to which the Target Companies are bound:

(i)Any Contractual Obligation with a Material Customer;

(ii)Any Contractual Obligation with a Material Supplier;

(iii)any Contractual Obligation pursuant to which a partnership, joint venture or other similar arrangement pursuant to which any Target Company shares the profits or losses of any business with any other Person was established;

(iv)any Contractual Obligation under which any Target Company has permitted an Encumbrance on any Asset (other than by a Permitted Encumbrance or a non- exclusive license of Company Intellectual Property Rights granted in the Ordinary Course of Business);

(v)any Contractual Obligation relating to the acquisition or disposition by any Target Company of (A) any business or business segment (whether by merger, consolidation or other business combination, sale of assets or otherwise) or the capital stock of any Person, (B) any of the assets of any of the Target Companies (other than sales of inventory or the disposition of obsolete equipment, in each case in the Ordinary Course of Business) for consideration in excess of $150,000;

(vi)any Contractual Obligation relating to the incurrence, assumption or guarantee of Indebtedness, or the making of any loans or advances, including capital leases, in each case involving amounts in excess of $150,000;

(vii)any Contractual Obligation which involves the expenditure or receipt of more than $150,000 annually or more than $350,000 over the remaining term thereof (other than purchases of inventory in the Ordinary Course of Business), or requires performance by any party more than one year from the date hereof, that, in each case, are not terminable by the applicable Target Company without penalty on notice of sixty (60) days or less;

(viii)any Contractual Obligation which imposes a material restriction on the geographies or businesses in which any Target Company may operate the Business;

(ix)any Contractual Obligation that includes any clause requiring any of the Target Companies to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, or to deal with any Person on an exclusive basis, or containing “most favored nations” or similar pricing arrangements;

(x)any Contractual Obligation under which any Target Company is obligated to incur any severance pay or Compensation obligations, in each case, that would become payable by reason of the Contemplated Transactions;

(xi)any Contractual Obligation providing for the employment or engagement of any employee or independent contractor providing for a base salary or fee (as applicable) in excess of $200,000 annually (other than those terminable at will without any severance obligation);

(xii)any Contractual Obligation with any labor union or association representing any employees of any of the Target Companies;

(xiii)any Contractual Obligation that requires any of the Target Companies to indemnify or hold harmless any other Person or provide a guaranty of or by any of the Target Companies, other than, in each case, pursuant to the Target Companies’ standard terms and conditions of sale or service;

(xiv)any Contractual Obligation for which any of the Target Companies have, or are required to provide, performance or similar bonds (which Section 4.14 of the Disclosure Schedule also sets forth the amount of such bonds, and the Person issuing such bonds (including all payments, if any, which have been made during the three (3) years preceding the date hereof under any such bonds);

(xv)any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment, expenditure or receipt of consideration in excess of $1,500,000 annually, other than (i) any Contractual Obligation that is terminable by the Target Companies at will without material Liability and on sixty (60) days’ notice or less and (ii) purchase orders received in the Ordinary Course of Business; and

(xvi)any Contractual Obligation with Baker Hughes that relates to the Excluded Liabilities and/or the Existing Contamination.

The Target Companies have made available to Buyer accurate and complete copies of each written Contractual Obligation listed on Section 4.14 of the Disclosure Schedule, to the extent copies exist, in each case, as amended or otherwise modified and in effect. The Target Companies have made available to Buyer a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Section 4.14 of the Disclosure Schedule. To the Company’s Knowledge, each Contractual Obligation required to be disclosed on Section 4.14 of the Disclosure Schedule (the “Disclosed Contractual Obligations”) is Enforceable against each party to such Contractual Obligation and, subject to obtaining any necessary consents disclosed on Section 4.3 and Section 4.4 of the Disclosure Schedule, will continue to be so Enforceable following the consummation of the Contemplated Transactions. No Target Company is nor, to the Company’s Knowledge, is any other party to any Disclosed Contractual Obligation in material breach or violation of, or default under, or has repudiated any material provision of, any Disclosed Contractual Obligation.

Section 4.15 Related Party Transactions. Except as set forth on Section 4.15 of the Disclosure Schedule, no Affiliate of any Target Company: (a) has any interest in any material Asset owned or leased by any Target Company or used in connection with the Business, (b) provides or has provided or received any material loans, assets, services or facilities to or from any Target Company or (c) is engaged in any material transaction, arrangement or understanding with any Target Company (other than payments and other Compensation in the Ordinary Course of Business).

Section 4.16 Labor Matters. Except for claims or proceedings that have not had and would not reasonably be expected to have a Material Adverse Effect: (i) there are no claims or proceedings pending, or to the Company’s Knowledge, threatened, against any Target Company asserting that such Target Company has committed an Unfair Labor Practice within the meaning of the National Labor Relations Act; and (ii) there are currently no strikes, slowdowns, work stoppages or lockouts, by or with respect to any current employees of any Target Company. Except as set forth on Section 4.16 of the Disclosure Schedule, no Target Company is a party to any collective bargaining agreement.

Section 4.17 Litigation; Governmental Orders. Except as set forth on Section 4.17 of the Disclosure Schedule, there is no Action to which a Target Company is a party (either as plaintiff or defendant) that is pending, or to the Company’s Knowledge, threatened involving any Person. No Target Company is bound by any Governmental Order.

Section 4.18 Compliance with Law. Since July 1, 2019, (a) no Target Company has violated any, and each Target Company is in compliance with, in each case in all material respects, all Applicable Laws and Governmental Orders relating to such Target Company, the Business, or the Assets of such Target Company, (b) no Target Company has received any written notice, or, to the Company’s Knowledge, any oral notice to the effect, or otherwise been advised, that it is not in material compliance with any such Applicable Law or material Governmental Order, and (c) each Target Company has filed all registrations, reports, statements, notices and other filings required to be filed with any Governmental Authority by the Target Company relating to the conduct of the Business or ownership of the Assets, including all amendments or supplements to any of the above. All such registrations, reports, statements, notices and other filings complied with the requirements of Applicable Law in all material respects.

Section 4.19 OFAC Sanctions and Export Trade Controls. Since July 1, 2019, to the Company’s Knowledge, no Target Company (a) has violated or is in violation of, in any material respect, any applicable anti-money laundering, import, export control or sanctions laws, including the USA Patriot Act of 2001, the USA Patriot Improvement and Reauthorization Act of 2006, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Control Reform Act, the Export Administration Regulations, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, each as amended, or any other similar Applicable Law or regulation; or (b) is named on any list of prohibited persons, entities or jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. State Department’s Directorate of Defense Trade Controls or the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”). None of the Target Companies is currently selling, supplying, brokering, exporting or re-exporting, directly or indirectly, any products or services to any person or entity located in (a) any country or region that itself is subject to comprehensive sanctions administered by OFAC (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk and Luhansk People’s Republic regions of Ukraine), or (b) the Russian Federation, in violation of Applicable Law. To the Company’s Knowledge, (x) each Target Company and each Person owning an interest in any of the Target Companies is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List or on any other similar list maintained by OFAC or BIS, and (B) not otherwise a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, agency order or determination, or Executive Order of the President of the United States (collectively, “Embargoed Persons”), (y) none of the funds or other assets of the Target Companies constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (z) no Embargoed Person has any interest of any nature whatsoever in the Target Companies (whether directly or indirectly).

Section 4.20 FCPA Compliance.

(a)None of the Target Companies or any of their respective officers, directors, employees, nor, to the knowledge of the Target Companies, any of their agents, representatives, consultants, or any other Person associated with or acting for or on behalf of any of the Target Companies, has directly or indirectly, in connection with the business of any Target Company:

(i)Made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Officials, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty (iii) obtaining or retaining business for or with any Person, or (v) otherwise securing any improper advantage;

(ii)Paid, offered or promised to make or offer any unlawful bribe, payoff, influence payment, kickback, rebate, or other similar unlawful payment of any nature;

(iii)Made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv)Established or maintained any unlawful fund of corporate monies or other properties;

(v)Created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing; or

(vi)Otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1; et seq., the UK Bribery Act of 2010, France’s Law No. 2016-1691 (the Sapien II Law) for the promotion of transparency, combatting corruption, and the modernization of the economy, or any other applicable anti-corruption or anti-bribery law.

Section 4.21 Employees.

(a)Section 4.21 of the Disclosure Schedule sets forth a list of all current employees and independent contractors of the Target Companies, their respective positions, locations, exempt or non-exempt status, and the rates of all regular and special compensation and commissions payable to each such Person and any regular or special compensation or commissions that will be payable to each such Person as of the Closing Date other than the then current accrual of regular payroll compensation. All Employees are “at will” and the Company does not employ or retain the services of any employee or independent contractor who cannot be dismissed immediately, whether currently or immediately after the Contemplated Transactions, without notice and without further Liability to the applicable Target Company. To the Knowledge of the Company, no management level employee of the Company (i) intends to terminate his or her employment with such Target Company or (ii) is a party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement with any other Person besides such Target Company materially applicable to the performance of such employee’s or independent contractor’s duties to the Target Companies.

(b)In the last three (3) years, no formal written allegations of sexual harassment have been made to any of the Target Companies against any employee or independent contractor of the Target Companies. To the Knowledge of Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving a Target Company or any Target Company employee, director or independent contractor.

(c)No Target Company is delinquent in payment of, and no Target Company has failed to pay, any of its current or former employees, consultants or independent contractors wages (including minimum wage or overtime), salaries, fees, commissions, accrued and unused vacation, on-call payments, or nondiscretionary bonuses. No Target Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or similar benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Each individual who is or has been classified by the Target Companies as an independent contractor or employee within the past three (3) years has been properly classified as such in all material respects, and no Target Company has received any notice from any Governmental Authority challenging the classification of any such worker.

(d)With respect to the employees, during the last 12 months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment & Retraining Notification Act of 1988, as amended (“WARN”), or any similar Applicable Law.

Section 4.22 Environmental Matters. Except as set forth on Section 4.22 of the Disclosure Schedule:

(a)each Target Company is, and since July 1, 2019 has been, in material compliance with all deed restrictions, land use limitations, contractual use limitations, institutional controls, engineering controls and Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Environmental Permits. Without limiting the generality of the foregoing, each Target Company has obtained all Environmental Permits required for operation of the Business and ownership of the Assets in accordance with all applicable Environmental Laws now in effect, and Seller has disclosed all such Environmental Permits to Buyer, and all such Environmental Permits are in full force and effect;

(b)each Environmental Permit is in full force and effect; since July 1, 2019, each Target Company has timely applied for renewal of all Environmental Permits; and there are no Actions pending, or to the Company’s Knowledge, threatened, to revise, revoke, or rescind any Environmental Permit;

(c)there are no Actions pending or, to the Company’s Knowledge, threatened, against any Target Company alleging that such Target Company (with respect to the Business or ownership of the Assets) is violating, has violated or is responsible for a Liability under, Environmental Laws;

(d)no Target Company has received any notice of potential liability or request for information pursuant to Environmental Laws from a Governmental Authority or other third party;

(e)there has been no Release or threatened Release caused by any Target Company or other activities engaged in by any of the Target Companies (with respect to the Business or ownership of the Assets) that could reasonably result in the Target Companies or Seller incurring Liability under Environmental Laws now in effect for conditions on, at or under the Real Property or any other real property;

(f)there are no above-ground or underground storage tanks on, at or under the Real Property currently in use on the Real Property, and, to the Company’s Knowledge, there have been no above-ground or underground storage tanks on, at or under the Real Property in the past;

(g)no Target Company has caused or contributed to the Existing Contamination, and the Existing Contamination has not impeded any Target Company’s use of the Real Property;

(h)no Target Company has retained or assumed by contract, operation of Applicable Law or otherwise any Liability in association with the Existing Contamination;

(i)to the Company’s Knowledge, the transactions contemplated by this Agreement do not require notice to, or approval from, any Governmental Authority under any Environmental Law; and

(j)to the Company’s Knowledge and except for materials prepared by or on behalf of Seller, the Company or SK Capital Partners during the due diligence process in connection with the consummation of the transactions contemplated by the BH Purchase Agreement, Seller has made available to the Buyer true and complete copies of all environmental reports, studies, and compliance audits with respect to the Business and ownership of the Assets in the possession of or reasonably obtainable by any Target Company generated within the last five years or related to the Existing Contamination.

Section 4.23 Insurance. Section 4.23 of the Disclosure Schedule sets forth a list of the material insurance policies that cover the Target Companies. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. Each such policy is in full force and effect (or has been renewed in the Ordinary Course of Business) and no Target Company is in material default with respect to its obligations under any of such policies. True and complete copies of the material insurance policies have been made available to Buyer prior to the date hereof. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, to the Knowledge of the Company, no threat has been made to cancel or not renew any current insurance policy of any of the Target Companies. None of the insurers under any current insurance policy of any Target Company has provided written notice to such Target Company that such insurer will reject the defense or coverage of any claim purported to be covered by such insurer or reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. Except as set forth on Section 4.23 of the Disclosure Schedule, none of the Target Companies have any liability for retrospective premium adjustments under any insurance policies.

Section 4.24 Inventory; Product Warranty; Product Liability.

(a)Except as set forth in Section 4.24(a) of the Disclosure Schedule, all inventory of the Business, whether or not reflected in the Interim Financials, has been acquired or manufactured, and maintained, in the Ordinary Course of Business. All such inventory is located at the Owned Real Property and the Leased Real Property, and is owned by a Target Company free and clear of all Encumbrances, other than Permitted Encumbrances. All inventory is valued consistent with the policy of the applicable Target Company and in accordance with GAAP, including write-down or reserves to properly recognize damaged, obsolete, slow-moving, irregular or defective inventory to appropriate markdowns. All inventory (i) contains all appropriate forms of identification necessary to be in compliance with applicable Laws; and (ii) consists of a quality and quantity usable or salable in the Ordinary Course of Business.

(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, (c) with respect to any express or implied warranty or guaranty as to products sold by the Target Companies (a “Warranty”), there is no Action pending or threatened in writing (or, to the Knowledge of the Company, orally) alleging any breach of any Warranty, other than individual warranty claims incurred in the Ordinary Course of Business); (d) each of the products produced or sold by the Target Companies is (i) without design or manufacturing defect, (ii) in conformity with all material specifications, certifications, performance standards and express or implied contractual commitments applicable to such products, (iii) not subject to any express or implied warranty other than such warranty given in the Ordinary Course of Business, (iv) fit in all material respects for the ordinary purposes for which it is intended to be used and (v) conforms in all material respects to any promises or affirmations made on the container or label for such product or in connection with its sale; and (e), neither Seller nor or any of its Affiliates (including the Target Companies) has had (or received written notice asserting) any material Liability relating to any harm, injury or damage to individuals, property or business as a result of the ownership, possession, use, sale, delivery or otherwise placing into the stream of commerce any product produced or sold by the Target Companies.

(f)  There exists no material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product or service sold by the Target Companies with respect to the Business prior to the date hereof. Since July 1, 2019, there have not been any mandatory or voluntary product recalls or withdrawals with respect to any products of the Business.

Section 4.25 Customers and Suppliers.

(a)Section 4.25(a) of the Disclosure Schedule contains a complete and correct list of the ten (10) largest suppliers to the Target Companies in terms of aggregate dollar value of aggregate purchases by the Target Companies from suppliers during calendar year 2021 and the five (5)-month period ended on May 31, 2022, along with the aggregate amount in dollars of purchases from such suppliers during those periods. Each of the suppliers listed on Section 4.25(a) of the Disclosure Schedule shall be referred to herein as a “Material Supplier.” No Material Supplier has: (i) canceled, failed to renew or otherwise terminated or materially and adversely modified or given written notice of its intent to cancel, not renew or otherwise, terminate or materially and adversely modify; or (ii) threatened in writing to cancel, fail to renew or terminate or materially and adversely modify, its relationship with any of the Target Companies, other than pursuant to any contract that terminates pursuant to its terms.

(b)Section 4.25(b) of the Disclosure Schedule contains a complete and correct list of the ten (10) largest customers of the Target Companies in terms of aggregate volume of product purchased during calendar year 2021 and the five (5)-month period ended on May 31, 2022, along with the aggregate amount in dollars of purchases by such customers during those periods. Each of the customers listed on Section 4.25(b) of the Disclosure Schedule shall be referred to herein as a “Material Customer.” No Material Customer has: (i) canceled, failed to renew or otherwise terminated or materially and adversely modified or given written notice of its intent to cancel, not renew or otherwise, terminate or materially and adversely modify; or (ii) threatened in writing to cancel, fail to renew or otherwise terminate or materially and adversely modify, its relationship with any of the Target Companies, other than pursuant to any contract that terminates pursuant to its terms.

(c)No Material Customer or Material Supplier has cancelled, terminated or otherwise materially altered (including any reduction in the rate or amount of sales or purchases, increases in the prices charged or paid, change to the supply or credit terms, change in delivery times, as the case may be) or notified any of the Target Companies in writing of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or alter (including any reduction in the rate or amount of sales or purchases, in the prices charged or paid, or change to the supply or credit terms or change in delivery times, as the case may be) its relationship with any of the Target Companies. To the Company’s Knowledge, no Material Customer or Material Supplier has declared any force majeure event or declared a default under any Contractual Obligation with any of the Target Companies.

Section 4.26 No Brokers. Other than to Lincoln International LLC (whose fees and expenses shall be fully satisfied by Seller), no Target Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions and no other Person is entitled to any fee or commission or like payment from any Target Company in respect thereof.

Section 4.27 Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY THE TARGET COMPANIES IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS (OR ANY CERTIFICATE OR INSTRUMENT DELIVERED BY THE SELLER AND TARGET COMPANIES HEREUNDER OR THEREUNDER) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER AND TARGET COMPANIES WITH RESPECT TO THE SELLER AND THE TARGET COMPANIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, EACH OF THE SELLER, THE TARGET COMPANIES, THEIR AFFILIATES, AND THEIR DIRECTORS, MANAGERS, PARTNERS, OFFICERS, DIRECT OR INDIRECT EQUITYHOLDERS AND EACH OF THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE SELLER, THE TARGET COMPANIES, THE BUSINESS, OR EACH OF THE SELLER’S AND THE TARGET COMPANY’S ASSETS, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND TARGET COMPANIES SET FORTH  IN  THIS  ARTICLE IV  SUPERSEDE,  REPLACE  AND  NULLIFY  ANY  OTHER

STATEMENT (WHETHER WRITTEN OR ORAL) MADE BY THE SELLER OR ANY OF THE TARGET COMPANIES, THEIR AFFILIATES, ANY OF THEIR REPRESENTATIVES OR ANY OTHER PARTY PRIOR TO THE DATE HEREOF WITH RESPECT TO THE SELLER AND THE TARGET COMPANIES AND TO THE DISCLAIMERS CONTAINED IN THIS Section 4.27.

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

Section 5.1 Organization. The Seller is a limited partnership duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization. The Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

Section 5.2 Authority. The Seller has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of the Transaction Documents to which the Seller is a party and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Seller. This Agreement has been, and each of the other Transaction Documents to which the Seller is a party will be at the Closing, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the Transaction Documents entered into on the date hereof by the Seller constitute, and in the case of the Transaction Documents entered into following the date hereof they will at Closing constitute, valid and binding obligations of the Seller, Enforceable against the Seller in accordance with their respective terms.

Section 5.3 No Conflict. The execution and delivery by the Seller of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any Liability or loss of any benefit under (i) any provision of the Seller’s Organizational Documents, or (ii) any Applicable Law, except, in the case of clause (ii), for such conflicts, violations or defaults as have not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.

Section 5.4 Consents. No Consent or Governmental Order is required by or with respect to the Seller in connection with the execution and delivery of the Transaction Documents by the Seller or the consummation by the Seller of the Contemplated Transactions except for (a) filings and notices required under applicable securities laws and (b) compliance with the HSR Act or any similar Antitrust Law.

Section 5.5 Ownership of Purchased Shares. The Seller holds, beneficially and of record, the Purchased Shares, and has valid title to such shares, free and clear of all Encumbrances. The Seller has the power and authority to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement, and such delivery will vest in Buyer good and valid title to the Purchased Shares, free and clear of any and all Encumbrances. The Seller acquired the Purchased Shares in one or more transactions exempt from registration under the Securities Act, any applicable state “blue sky” or securities law, and any other Applicable Law, and without violation of any preemptive, preferential or similar right of any Person. The Seller does not own any equity, debt or other interest, directly or indirectly, in any Person that: (i) directly competes with the Target Companies; (ii) provides goods or services, directly or indirectly, to the Target Companies; or (iii) purchases good or services, directly or indirectly, to the Target Companies.

Section 5.6 Litigation. There is no Action of any nature pending or, to the knowledge of the Seller, threatened against the Seller that could individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect. The Seller is not subject to any outstanding Governmental Order that could individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect.

Section 5.7 No Brokers. Other than to Lincoln International LLC (whose fees and expenses shall be fully satisfied by Seller), Seller has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or the Contemplated Transactions and no other Person is entitled to any fee or commission or like payment from the Seller in respect thereof.

Section 5.8 Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS (OR ANY CERTIFICATE OR INSTRUMENT DELIVERED BY THE SELLER HEREUNDER OR THEREUNDER) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article IV OR THIS ARTICLE V, EACH OF THE SELLER, ITS AFFILIATES, AND THEIR DIRECTORS, MANAGERS, PARTNERS, OFFICERS, DIRECT OR INDIRECT EQUITYHOLDERS AND EACH OF THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE SELLER, THE TARGET COMPANIES, THE BUSINESS, OR THE TARGET COMPANIES’ ASSETS, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE IV AND THIS Article V SUPERSEDE, REPLACE AND NULLIFY ANY OTHER STATEMENT (WHETHER WRITTEN OR ORAL) MADE BY ANY OF THE SELLER, ITS AFFILIATES, ANY OF THEIR REPRESENTATIVES OR ANY OTHER PARTY WITH RESPECT TO THE SELLER AND THE TARGET COMPANIES PRIOR TO THE DATE HEREOF AND TO THE DISCLAIMERS CONTAINED IN THIS SECTION 5.8.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each of the Company and the Seller, as of the date hereof, as follows:

Section 6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its organization. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation or partnership in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary except where failure to qualify has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 6.2 Authority. Buyer has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of the Transaction Documents to which Buyer is a party and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and each of the other Transaction Documents to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the Transaction Documents entered into on the date hereof by Buyer constitute, and in the case of the Transaction Documents entered into following the date hereof they will at Closing constitute, valid and binding obligations of Buyer, Enforceable against Buyer in accordance with their respective terms.

Section 6.3 No Conflict. The execution and delivery by Buyer of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any Liability or loss of any benefit under (i) any provision of Buyer’s Organizational Documents, or (ii) any Applicable Law, except, in the case of clause (ii), for such conflicts, violations or defaults as have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 6.4 Consents. Except for compliance with the HSR Act or any similar Antitrust Law, no Consent or Governmental Order is required by or with respect to Buyer in connection with the execution and delivery of the Transaction Documents by Buyer or the consummation by Buyer of the Contemplated Transactions.

Section 6.5 Litigation. There is no Action of any nature pending or, to the knowledge of Buyer, threatened against Buyer that could individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not subject to any outstanding Governmental Order that could individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.6 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Consideration Amount (including the components thereof), all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and all of Buyer’s and its Affiliates’ fees and expenses associated with the Contemplated Transactions. In no event shall the receipt by, or the availability of any funds or financing to Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the Contemplated Transactions.

Section 6.7 Brokers’ and Finders’ Fees. Other than to Moelis & Company (whose fees and expenses shall be fully satisfied by Buyer), Buyer has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or the Contemplated Transactions and no other Person is entitled to any fee or commission or like payment from Buyer in respect thereof.

Section 6.8 Restricted Securities. Buyer is acquiring the Purchased Shares for its own account, with the intention of holding the Purchased Shares for investment and not with a view to the resale or distribution of any part of the Purchased Shares, and Buyer does not have any present intention of selling, granting any participation in or otherwise distributing the Purchased Shares. Buyer understands that the Purchased Shares have not been registered under the Securities Act of 1933, as amended, by reason of specific exemptions from the registration provisions, which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed in this Agreement. Buyer understands that the Purchased Shares are “restricted securities” under applicable US federal and state securities laws and that, pursuant to these laws, Buyer must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.

Section 6.9 Solvency. Buyer is not entering the Contemplated Transactions with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Contemplated Transactions, Buyer and its Subsidiaries (including the Target Companies) will be Solvent. Immediately after giving effect to the Contemplated Transactions, Buyer and its Subsidiaries will have adequate capital to carry on their businesses.

Section 6.10 Due Diligence Review.

(a)Buyer (on behalf of itself and any of its Affiliates) acknowledges that: (i) it has completed to its satisfaction its own due diligence review with respect to the Target Companies and it is entering into the transactions contemplated by this Agreement based on such investigation, (ii) it has had access to its full satisfaction to the Target Companies and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (iii) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into the Transaction Documents and the other documents referred to herein relating to the Contemplated Transactions as it has seen fit.

(b)In connection with the investigation by Buyer of the Target Companies, Buyer has received or may receive from the Company certain projections, forward-looking statements and other forecasts and certain business plan information, or in any presentation concerning the Business of the Target Companies by management and/or owners of the Seller, the Target Companies or others in connection with the Contemplated Transactions or otherwise. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against the Seller, the Target Companies or their respective Representatives with respect thereto. Accordingly, Buyer acknowledges that neither the Target Companies, Seller, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.

Section 6.11 Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS (OR ANY CERTIFICATE OR INSTRUMENT DELIVERED BY THE BUYER HEREUNDER OR THEREUNDER) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI, EACH OF THE BUYER, ITS AFFILIATES, AND THEIR DIRECTORS, MANAGERS, PARTNERS, OFFICERS, DIRECT OR INDIRECT EQUITYHOLDERS AND EACH OF THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE BUYER. THE COMPANY AND THE SELLER ACKNOWLEDGE AND AGREE THAT THE REPRESENTATIONS AND WARRANTIES OF THE BUYER SET FORTH IN THIS Article VI SUPERSEDE, REPLACE AND NULLIFY ANY OTHER STATEMENT (WHETHER WRITTEN OR ORAL) MADE BY ANY OF THE BUYER, ITS AFFILIATES, ANY OF THEIR REPRESENTATIVES

OR ANY OTHER PARTY WITH RESPECT TO THE BUYER PRIOR TO THE DATE HEREOF AND TO THE DISCLAIMERS CONTAINED IN THIS SECTION 6.11.

ARTICLE VII

CERTAIN PRE-CLOSING COVENANTS

Section 7.1 Operation of the Business.

(a)Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, and except to the extent described on Section 7.1 of the Disclosure Schedule, the Target Companies shall (i) conduct the Business only in the Ordinary Course of Business; and (ii) use commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Target Companies, (B) preserve the present relationships with customers and suppliers of the Target Companies, (C) keep available the services of the present officers, employees, agents and other personnel of the Target Companies, and (D) comply in all material respects with all Applicable Laws.

(b)Specific Prohibitions. Without limiting the generality or effect of Section 7.1(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, except (A) to the extent described on Section 7.1 of the Disclosure Schedule, (B) as otherwise expressly permitted or required by this Agreement, (C) as required by any Applicable Law or applicable Governmental Order; provided that Seller will promptly notify Buyer of such action required by such Applicable Law or applicable Governmental Order, (D) in connection with actions taken in response to a business emergency or safety concern; provided that Seller will promptly notify the Buyer of such action required by any such business emergency or safety concern), and (E) as consented to or approved by Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, no Target Company shall take any of the following actions:

(i)amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its Equity Interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

(ii)issue, sell, grant or otherwise dispose of any of its Equity Interests, or amend any term of any of its outstanding Equity Interests;

(iii)(A) make any declaration or payment of any dividend or other distribution with respect to any of its capital stock other than to an Affiliate; or (B) repurchase, redeem, or otherwise acquire or cancel any of its Equity Interests (except in connection with the termination of any employee or consultant of the Target Companies or as otherwise set forth on Schedule 7.1(b)(iii) attached hereto);

(iv)become liable in respect of any guarantee of any material Liability or incur, assume or otherwise become liable in respect of any Indebtedness (except for letters of credit and borrowings in the Ordinary Course of Business);

(v)(A) merge or consolidate with any Person; (B) acquire any material Assets, except for acquisitions of inventory and other Assets in the Ordinary Course of Business;

or (C) make any loan, advance or capital contribution to, or acquire any Equity Interests in, any Person (other than loans and advances to employees in the Ordinary Course of Business);

(vi)sell or otherwise dispose of any of its material Assets except in the Ordinary Course of Business;

(vii)fail to maintain the Assets of the Target Companies in good condition and state of repair, subject to ordinary wear and tear;

(viii)make any capital expenditure commitment that irrevocably commits the Target Companies to expend after the Closing in excess of $500,000 except as set forth on Section 7.1(b)(viii) of the Disclosure Schedule;

(ix)take any action or inaction that would reasonably be expected to result in the failure of a Target Company to preserve and maintain all of its material Permits;

(x)materially increase any benefits under any Employee Plan or materially increase the Compensation payable or paid, whether conditionally or otherwise, to any management employee, officer or director of the Target Companies (other than (A) any increase adopted in the Ordinary Course of Business, (B) any increase in benefits or Compensation required by Applicable Law or required pursuant to the terms of an existing Employee Plan or an existing employment, consulting, indemnification, change of control, severance or similar agreement with any current or former director, officer, employee or consultant, or (C) transaction bonuses payable in connection with the Closing);

(xi)except to the extent required by Applicable Law, (i) modify, extend, amend, negotiate, terminate or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor union, labor organization, works council, employee representative body or group of employees as the bargaining representative for any employee of any Target Company;

(xii)waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor of any Target Company;

(xiii)implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions in each case that would reasonably be expected to implicate WARN;

(xiv)make any material change in its methods of accounting or accounting practices (except as required by changes in GAAP);

(xv)settle, agree to settle or waive any pending Actions (A) involving potential payments to the Target Companies or by the Target Companies after the Closing which are either in excess of $500,000 or not otherwise in the Ordinary Course of Business of the Target Companies or (B) that admit liability or consent to non-monetary relief;

(xvi)change or revoke any Tax election; change any method of accounting for Tax purposes; or settle any Action in respect of Taxes;

(xvii)enter into any material new line of business that is materially different from the Business or discontinue any material line of business or any material business operations;

(xviii)license or otherwise dispose of the rights to use any material patent, material trademark included in the Company Intellectual Property Rights or other material Company Intellectual Property Right other than pursuant to non-exclusive licenses of Company Intellectual Property Rights granted in the Ordinary Course of Business or disclose material trade secrets to a third party other than pursuant to a confidentiality agreement; or

(xix)enter into any Contractual Obligation to do any of the things referred to elsewhere in this Section 7.1(b).

(c)For the avoidance of doubt, nothing contained in this Agreement (including this Section 7.1) shall give Buyer, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over each Target Company’s operations.

Section 7.2 Access to Premises and Information. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, to the extent permitted by Applicable Law, the Target Companies shall permit Buyer to have reasonable access (at reasonable times and upon reasonable notice and subject to any restrictions contained in confidentiality agreements to which any Target Company is subject) to employees of the Target Companies and to premises, properties, books, records (including Tax records) and Contractual Obligations of the Target Companies, except, in each case, for (a) privileged attorney-client communications or attorney work product, (b) information or materials required to be kept confidential by Applicable Law or fiduciary duty, any information that is reasonably pertinent to any litigation in which the Target Companies and Buyer are adverse parties and (d) information or materials that relate to the proposed sale of the Business of the Target Companies or the negotiation, execution and delivery of this Agreement or the Ancillary Agreements; provided, however, that notwithstanding anything to the contrary contained herein, (i) none of the Target Companies, the Seller or any of their Affiliates shall be required to disclose to the Buyer or any Representative of the Buyer any consolidated, combined, affiliated, or unitary Tax Return which includes the Seller or any of its Affiliates other than the Target Companies or any work papers relating thereto; and (ii) Buyer shall not conduct any invasive environmental testing, sampling or other invasive assessments of the premises of the Target Companies. All information and materials provided to Buyer and/or its Representatives pursuant to this Section 7.2 shall be used solely for the purpose of the Contemplated Transactions, and such information shall be subject to the terms of the Confidentiality Agreement.

Section 7.3 Reasonable Best Efforts. Prior to the Closing, except with respect to the matters described in Section 7.4, which shall be governed by the provisions thereof, each party to this Agreement shall use reasonable best efforts to cause the conditions set forth in Article IX to be satisfied and to consummate the Contemplated Transactions.

Section 7.4 Regulatory Compliance. Each of Buyer and the Company shall use its respective commercially reasonable best efforts, and shall cause their respective Subsidiaries and Affiliates to use their respective commercially reasonable best efforts to seek termination of any waiting periods relating to the HSR Act or other Antitrust Law prior to the Termination Date.

(a)In using its respective commercially reasonable best efforts, each of Buyer and the Company shall as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file or cause to be filed with the Federal Trade Commission (“FTC”) and the Antitrust Division of the US Department of Justice (“DOJ”) the Notification and Report Form, if any, required for the transactions contemplated by this Agreement and thereafter as promptly as practicable provide any information, documents, or material requested in connection therewith pursuant to the HSR Act, including responding to inquiries and requests from the FTC or DOJ (including requests for production of documents or production of witnesses for interviews, hearings, or depositions) and complying with any request for additional information or documentary material made pursuant to 15 U.S.C. § 18a(e)(1)(A) (a “Second Request”). Buyer shall be solely responsible for all filing fees required to be paid in connection therewith.

Any such Notification and Report Form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and other Applicable Law. If either Buyer or the Company determines that a withdrawal and re-filing of Buyer’s Notification and Report Form (a “Pull and Refile”) will enable the parties to expedite Closing, then upon notice to the other party, Buyer shall conduct a Pull and Refile in compliance with FTC Rule 16 C.F.R. 803.12 and any other Applicable Law as promptly as practicable.

(b)In using its respective commercially reasonable best efforts, each of Buyer and the Company shall as promptly as practicable: (i) make such other filings as are necessary to comply with Antitrust Law in other jurisdictions, and (ii) provide any information requested by applicable Governmental Authorities relating to Antitrust Law including responding to inquiries and requests for production of documents or production of witnesses for interviews, hearings, or depositions and complying with any request from a Governmental Authority similar to a Second Request. Any such filings and information shall be in substantial compliance with Applicable Law.

(c)In using its respective reasonable best efforts, each of Buyer and the Company shall cooperate in all material respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry related to the HSR Act or other Antitrust Law and shall promptly: (i) furnish to the other party such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other Antitrust Law; (ii) inform the other party of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, including any inquiries or requests for information from, the FTC, the DOJ, or any other applicable Governmental Authority; (iii) except where prohibited by Applicable Law, permit counsel for the other party, with reasonable notice and subject to Applicable Law, to review in advance, and consider in good faith the views of the other party in connection with any proposed written communication to any Governmental Authority in connection with the transactions contemplated by this Agreement, and (iv) except where prohibited by Applicable Law, provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries or Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Companies and (y) as necessary to comply with contractual arrangements or Applicable Law. Each of Buyer and the Company agree not to participate, or to permit their Subsidiaries or Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d)In using its respective commercially reasonable best efforts, each of Buyer and the Company, subject to Applicable Law, shall not: (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other party; (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party; or (iii) take any other action in connection with this transaction that would be reasonably likely to prevent or delay consummation of the transactions contemplated by this Agreement prior to the Termination Date; provided, however, that Buyer may conduct a Pull and Refile consistent with Section 7.4(a). If it would reasonably be expected to have the effect of preventing consummation of the Contemplated Transactions prior to the Termination Date, Buyer shall not acquire by merging or consolidating with, or by purchasing a substantial portion of the Equity Interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which conducts a business similar to the Business of the Target Companies. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.4 is intended to require either Party to: (A) agree to the imposition of any material limitation or obligation on its current business or operations, or to sell, hold, divest, discontinue or otherwise limit any material assets or businesses of such Party or modify any material contract of such Party; or (B) agree to any material modification of or waiver under this Agreement.

Section 7.5 No Solicitation. The Company and the Seller agree that from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, the Seller and the Company shall not, and the Seller and the Company shall cause each Target Company and each of their respective Representatives not to, solicit, initiate, facilitate or knowingly encourage proposals, offers or inquiries from any third party with respect to, or enter into negotiations or any agreement regarding the terms of, any sale of all or substantially all of the stock of any Target Company or assets of the Business (including any sale structured as a merger, consolidation or similar business combination) with any Person, in any case other than Buyer, its Affiliates and their respective Representatives or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller, the Company or any Subsidiary to take any such action.

Section 7.6 Payoff Letters and Lien Releases. The Company shall obtain and deliver to Buyer customary payoff letters in connection with the repayment of the Closing Indebtedness (the “Debt Payoff Letters”) and make arrangements for the delivery of, subject to the receipt of the applicable payoff amounts, customary lien releases related to the Closing Indebtedness at the Closing (the “Lien Releases”).

Section 7.7 Contacts. Until the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than the employees identified on the “Key Employees Schedule” attached as Section 7.7 to the Disclosure Schedule), customers, potential customers, suppliers, distributors or licensors of the Company, or any other Persons having a business relationship with the Company, concerning the transactions contemplated hereby without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.8 280G. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to any Target Company may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the Contemplated Transactions, then: (a) the Target Companies shall seek and use commercially reasonable efforts to obtain a waiver from each such “disqualified individual” (a “Parachute Payment Waiver”); and (b) the Target Companies shall prepare and distribute to its equityholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) that execute a Parachute Payment Waiver and shall submit such payments to its equityholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the equityholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Target Companies shall deliver to Buyer evidence reasonably satisfactory to Buyer, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite equityholder approval was obtained with respect to any payments and/or benefits that were subject to the Target Companies equityholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Target Companies; equityholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to a minimum of three business days (the “Review Period”) by Buyer, which approval shall not be unreasonably withheld. To the extent Buyer (or its Affiliates) enters into any arrangements that would otherwise qualify as parachute payments, such arrangements shall be disregarded for purposes herein unless the Target Companies are provided with a written description (including all material terms and valuations) by Buyer prior to the end of the Review Period.

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1 Employee Benefits.

(a)From and after the Closing and ending on the first anniversary of the Closing Date (such period of time, the “Commitment Period”), the employees of the Target Companies will continue to be provided with salary and bonus that are, individually and in the aggregate, no less favorable than those provided to such employees immediately prior to the Closing Date and benefits (excluding equity incentive compensation) that are, individually and in the aggregate, substantially equivalent to benefits provided by Buyer to similarly situated employees of Buyer; provided, however, that nothing in this Agreement shall prohibit Buyer or the Target Companies from terminating the employment of any employee of any Target Company. Seller will be solely responsible for all termination and severance benefits, costs, charges, notice obligations, and Liabilities of any nature incurred with respect to the termination or the modification of any employment agreement of any employee of the Target Companies prior to the Closing Date. Buyer will be solely responsible for all termination and severance benefits, costs, charges, notice obligations, and Liabilities of any nature incurred with respect to the termination or the modification of any employment agreement of any employee of the Target Companies that occurs after the Closing.

(b)With respect to any employee benefit plan, program or policy that is made available after the Closing Date to any employees of the Target Companies as of the Closing Date, including any such Person who is on an FMLA leave or other approved leave of absence (the “Affected Employees”): (a) service with the Target Companies (or their predecessors) by any such

Affected Employee prior to the Closing Date shall be credited for eligibility, participation and vesting purposes under such plan, program or policy and for purposes of calculating benefits under any severance, sick leave, paid time off or vacation plans to the extent permitted by such plans, and (b) with respect to any health and/or welfare benefit plans to which any such Affected Employee may become eligible, Buyer shall cause such plans to the extent permitted by such plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments by such Affected Employee and their eligible dependents during the year in which the Closing occurs and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied prior to the Closing Date. Buyer shall recognize vacation days and paid time off previously accrued and reserved for by the Target Companies immediately prior to the Closing Date to the extent included as a Liability in the calculation of Net Working Capital.

(c)Buyer shall not, at any time prior to 90 days after the Closing Date, take any action that would result in a “mass layoff” or “plant closing” as those terms are defined in WARN, or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Buyer without complying fully with the requirements of WARN or such applicable state Law.

(d)Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.1 shall (i) be deemed or construed to be an amendment or other modification of any of Company Plan or Buyer employee benefit plan, or (ii) create any third party rights in any current or former employee, director or other service provider of Buyer, the Target Companies (or any beneficiaries or dependents thereof).

Section 8.2 Certain Tax Matters.

(a)Transaction Tax Deductions. For purposes of calculating Unpaid Pre-Closing Taxes, Buyer and Seller agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period to the extent permitted by a “more likely than not” standard under Applicable Law. Buyer will include all such Transaction Tax Deductions as deductions in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date. In connection with the foregoing, the parties agree that 70% of any success based fees are deductible for U.S. federal income tax purposes pursuant to Revenue Procedure 2011-29.

(b)Transfer Taxes. Buyer shall be responsible for and pay all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the purchase and sale of the Purchased Shares hereunder. Buyer, with cooperation of Seller, shall prepare and file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 8.2(b), and the costs of preparing and making such filings shall by paid by Buyer if and when due.

(c)Negative Tax Covenants. To the extent it could result in a post-Closing adjustment to the Aggregate Consideration Amount under Section 3.3 or in a reduction in a Tax refund, Buyer will not, without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) cause or permit the Target Companies to (i) file, amend or otherwise modify any Tax Return that relates in whole or in part to any Pre-Closing Tax Period, (ii) make or change any election that has retroactive effect to any Pre-Closing Tax Period, (iii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period, (iv) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre- Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, (v) extend or waive, or cause to be extended or waived, or permit the Target Companies to extend or waive, any statute of limitations or other period for assessment of any Tax or deficiency related to a Pre- Closing Tax Period, or (vi) cause the Target Companies to take any action after the Closing on the Closing Date outside of the Ordinary Course of Business unless otherwise provided by this Agreement.

(d)Cooperation. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation or review of any Tax Returns, including the filing of any claim for refund resulting from a carryback of a Transaction Tax Deduction, any Tax Contest or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 8.2(d). Such cooperation will include, upon Seller’s request, retaining and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information. Buyer and its Affiliates shall not make an election under Code Sections 338 (or any comparable provision of state, local or non-U.S. Law) in respect of the transactions pursuant to this Agreement.

(e)Tax Refunds. Except to the extent taken into account in the calculation of Net Working Capital, Seller will be entitled to any Tax refunds of the Target Companies that are received by Buyer, the Target Companies or their Affiliates, and any amounts credited against Tax to which Buyer, the Target Companies or their Affiliates become entitled in any Post-Closing Tax Period, but only to the extent such amounts relate to any Pre-Closing Tax Period. Buyer will pay over to the Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or credit against Taxes. If Buyer, the Company or its Subsidiaries has the option to receive either a Tax refund or a Tax credit with respect to Taxes paid for a Pre-Closing Tax Periods, in lieu of such credits, it shall claim the refund to the maximum extent possible. Buyer shall, as soon as is reasonably practicable, cause the Target Companies to file amended Tax Returns or applications for Tax refunds in order to obtain any such Tax refunds for Pre-Closing Tax Periods that the Seller is entitled to pursuant to this Section 8.2(e), and Buyer and the Target Companies shall execute all other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Buyer and the Target Companies to perfect their rights in and obtain the Tax refunds contemplated by this Section 8.2(e).

(f)Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income, payroll or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(g)Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to the Target Companies that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(h)Tax Treatment of Tax refunds. The parties agree to treat any payments of Tax refunds pursuant to Section 8.2(e) as adjustments to the Aggregate Consideration Amount for all applicable Tax purposes.

(i)Sales Tax Exemption Certificates. Seller will use commercially reasonable efforts to deliver to Buyer sales/use tax exemption certificates for all of the Material Customers prior to the Closing.

Section 8.3 Indemnification of Directors and Officers.

(a)Indemnification. From and after the Closing for a period of not less than six (6) years, Buyer shall, and shall cause the Target Companies to the fullest extent permitted under Applicable Law and the respective Organizational Documents to, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former employee, agent, director or officer of the Target Companies (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent permitted by Applicable Law and the respective Organizational Documents), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission by such D&O Indemnified Person in his or her capacity as an employee, agent, director or officer occurring or alleged to have occurred whether before or after the Closing (including acts or omissions in connection with such Person’s service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Target Companies). In the event of any such Action, Buyer shall cooperate with the D&O Indemnified Person in the defense of any such Action.

(b)Survival of Indemnification. To the fullest extent not prohibited by Applicable Law, from and after the Closing, all rights to indemnification now existing in favor of the D&O Indemnified Persons with respect to their activities as such prior to, on or after the date of the Closing, as provided in each of the respective Organizational Documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c)Insurance. Prior to the Closing, Seller shall obtain on behalf of the Target Companies, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Closing from insurance carriers with the same or better claims-paying ability ratings as the Target Companies’ current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the Persons who are or were prior to the Closing Date, covered by the Target Companies’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Target Companies’ existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this

Agreement or the Contemplated Transactions). The cost of D&O Insurance will be split fifty- percent (50%) by Buyer and fifty-percent (50%) by Seller.

(d)Successors. In the event that, after the date of Closing, the Target Companies or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Target Companies or Buyer as the case may be, shall assume the obligations set forth in this Section 8.3.

(e)Benefit. The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives.

Section 8.4 Publicity; Confidentiality. No public announcement or disclosure may be made by any Party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of (i) in the case of any such public announcement or disclosure by Buyer, the Seller or (ii) in the case of any such public announcement or disclosure by the Target Companies or the Seller, Buyer; provided, that the provisions of this Section 8.4 shall not prohibit (a) any disclosure required by any Applicable Law (in which case the disclosing party will provide the other Parties with the opportunity to review and comment in advance of such disclosure), (b) any disclosure to any member of the Seller who is bound by the same obligations regarding disclosure, (c) any disclosure to any Representative of any member of the Seller who needs to know such information for the purpose of evaluating the Contemplated Transactions, (d) any disclosure made in connection with the enforcement of any right or remedy relating to the Transaction Documents or the Contemplated Transactions, or (e) any disclosure by a member of the Seller who is bound by the same obligations regarding disclosure as part of such member’s ordinary course reporting or review procedure or in connection with such member’s ordinary course fundraising, marketing, information or reporting activities. Buyer hereby acknowledges and agrees that Buyer shall be bound by all of the terms and provisions of that certain Letter Agreement between Buyer and SK Capital Partners, LP, on behalf of itself and Seller, dated as of April 12, 2022, as if Buyer were the original counterparty thereto (as amended, modified, supplemented or restated, the “Confidentiality Agreement”). Seller hereby agrees that, from and after the Closing Date, it will not, and will not permit its Affiliates or any of their respective Representatives, either directly or indirectly, in any capacity whatsoever, from and after the Closing Date to divulge, disclose or communicate with any Person, any Confidential Information (as defined below) not rightfully in the public domain. “Confidential Information” includes all confidential information related to the Business, including: (i) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other confidential or proprietary information relating to the Business or Buyer, its business or any of its proprietary or confidential information; (ii) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents relating to the Business or Buyer, its business or any of its proprietary or confidential information; and (iii) any confidential information or trade secrets of any third party provided to Seller, its Affiliates or Buyer in confidence or subject to other use or disclosure restrictions or limitations and relating to the Business or Buyer, its business or any of its proprietary or confidential information. Notwithstanding anything to the contrary herein contained, the covenants of Seller contained in this Section 8.4 shall not restrain any disclosures: (i) required by legal process or Applicable Law; or (ii) pertaining to any information that Seller can demonstrate already had become or later becomes publicly available through no fault of Seller, its Affiliates or any of their respective Representatives; (iii) to any of Seller’s Representatives who are bound to, or are otherwise subject to a professional or fiduciary obligation to, maintain the confidentiality of such Confidential Information (and who are instructed by Seller as to its confidential nature); or (iv) pertaining to any information independently developed by Seller or any of its Affiliates without use of or reference to Confidential Information.

Section 8.5 Restrictive Covenants.

(a)Non-Solicitation. In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, and in consideration of the amounts payable by Buyer hereunder on the Closing Date pursuant to Section 3.2, Seller covenants and agrees that during the period commencing on the date hereof and ending on the applicable anniversary of the Closing Date set forth opposite each individual’s name on Section 8.5 of the Disclosure Schedule (“Restricted Period”), Seller shall not, and shall not permit any of its controlled Affiliates to, without the prior written consent of Buyer, for its own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent, stockholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise induce or attempt to induce any employee of Buyer or any of the Target Companies set forth on Section 8.5 of the Disclosure Schedule to leave the employ of Buyer or such Target Company during the applicable Restricted Period; provided that the foregoing shall not restrict Seller or any of its Affiliates from hiring any such employee during the applicable Restricted Period who (i) has been terminated by Buyer or any Target Company, or (ii) is no longer employed by Buyer or any Target Company for at least six (6) months.

(b)Acknowledgements. The Seller acknowledges and agrees that: (i) its agreement to the covenants and other obligations contained in this Section 8.5 is a material condition of the Buyer’s willingness to enter into this Agreement and consummate the Contemplated Transactions, (ii) the covenants and other obligations contained in this Section 8.5 are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Target Companies and the Business, (iii) any breach of any covenants and other obligations in this Section 8.5 would cause Buyer and the Target Companies irreparable harm such that money damages may not be an adequate remedy, (iv) in the event of any breach or attempted breach by the Seller of any covenant or other obligation set forth in this Section 8.5, in addition (and not in lieu of) any other rights and remedies that may be available to the Buyer, the Buyer shall be entitled to seek an injunction, specific performance or other equitable relief from any court of competent jurisdiction and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Buyer, (v) any injunction shall be available without the posting of any bond or other security, (vi) the Seller shall not, in any action or proceeding to enforce any of the provisions of this Section 8.5, assert the claim or defense that an adequate remedy at law exists or that this Section 8.5 is unreasonable or otherwise not enforceable in accordance with its terms, (vii) in the event of any Action among or between the parties hereto arising out of, in connection with or relating to, the restrictions contained in this Section 8.5, then the prevailing party shall be entitled to reasonable attorneys’ fees and all costs of proceedings incurred in connection with such Action, and (viii) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 8.5 to be invalid or unenforceable by reason of its duration, geography, definition of activities covered or definition of information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Parties in agreeing to the provisions of this Section 8.5 will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

Section 8.6 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a)Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Target Companies and the Seller in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions.

(b)Buyer hereby consents and agrees to, and agrees to cause the Target Companies to consent and agree to, Goodwin representing the Seller after the Closing, including with respect to disputes in which the interests of the Seller may be directly adverse to Buyer and its Subsidiaries (including the Target Companies), even though Goodwin may have represented the Company or the Company’s Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company or the Company’s Subsidiaries. Buyer further consents and agrees to, and agrees to cause the Target Companies to consent and agree to, the communication by Goodwin to the Seller in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company and the Company’s Subsidiaries.

(c)In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Target Companies to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Target Companies and (ii) Goodwin’s representation of the Seller prior to and after the Closing.

(d)Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Target Companies, that all communications in any form or format whatsoever between or among any of Goodwin, the Target Companies and/or the Seller, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller, shall be controlled by the Seller and shall not pass to or be claimed by Buyer, or the Target Companies. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller, shall be controlled by the Seller and shall not pass to or be claimed by Buyer or the Target Companies.

(e)Notwithstanding the foregoing, in the event that a dispute arises between Buyer and/or the Target Companies, on the one hand, and a third party other than the Seller, on the other hand, Buyer or the Target Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer or the Target Companies may waive such privilege without the prior written consent of the Seller. In the event that Buyer or any of the Target Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall promptly (and, in any event, within two (2) Business Days) notify the Seller in writing (including by making specific reference to this Section) so that the Seller can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(f)To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Seller shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and the Target Companies, on the other hand.

(g)Buyer agrees that it will not, and that it will cause the Target Companies not to, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Seller waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any Target Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Target Companies and/or the Seller, or any of their respective Representatives takes any action to protect from access or remove from the premises of the Target Companies (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by the Seller, or any of their respective Representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer (each, a “Residual Communication”), Buyer agrees that it will not, and that it will cause the Target Companies and their respective Representatives not to intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

Section 8.7 Release.

(a)Effective as of the Closing, Buyer, the Target Companies and their respective controlled Affiliates, successors and assigns hereby fully and unconditionally to the maximum extent permissible by Applicable Law, releases, acquits and forever discharges the current and former managers and directors of each Target Company (solely in their capacities as managers and/or directors) (the “Buyer Releasing Parties”), the Seller, and their controlled Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Seller Released Party”) from any and all manner of actions, causes of actions, claims, torts (whether under common law or otherwise) obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether under tort, contract or under any other legal or equitable other theory, whether pursuant to statute, common law, or otherwise, that such party ever had, now has or ever may have or claim to have against any Seller Released Party arising out of or relating to or accruing from their relationship with the Target Companies prior to the Closing (including in respect of the management or operation of the Target Companies) (collectively, the respective “Buyer Released Claims”), other than those claims that cannot be released as a matter of law, claims for any director or officer indemnification and claims under this Agreement or the Transaction Documents. Effective as of the Closing, the Buyer Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.

(b)Effective as of the Closing, Seller and its controlled Affiliates, successors and assigns (each, a “Seller Releasing Party” and together with Buyer Releasing Party, the “Releasing Parties”) hereby fully and unconditionally to the maximum extent permissible by Applicable Law, releases, acquits and forever discharges the current and former managers and directors of Buyer and each Target Company and their respective controlled Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Buyer Released Party” and together with the Seller Released Party, the “Released Parties”) from any and all manner of actions, causes of actions, claims, torts (whether under common law or otherwise) obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether under tort, contract or under any other legal or equitable other theory, whether pursuant to statute, common law, or otherwise, that such party ever had, now has or ever may have or claim to have against any Buyer Released Party arising at any time prior to the Closing (collectively, the respective “Seller Released Claims”), other than those claims that cannot be released as a matter of law and excluding any claims under this Agreement or the Transaction Documents. Effective as of the Closing, the Seller Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.

(c)Each Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Releasing Party acknowledges that the Released Party will be relying on the waiver and release provided in this Section 8.7 in connection with entering into this Agreement.

Section 8.8 R&W Insurance Policy. Buyer and its Affiliates shall not amend, waive or otherwise modify the R&W Insurance Policy, in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or suit against the Seller or any Nonparty Affiliate based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, absent Fraud. Buyer acknowledges and agrees that the binding of the R&W Insurance Policy is not in any way a condition to Closing the transactions contemplated pursuant to this Agreement.

ARTICLE IX

CONDITIONS TO CLOSE

Section 9.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions as of the Closing Date:

(a)Representations and Warranties. (i) the representations and warranties of the Company and the Seller set forth in Article IV and Article V (other than the Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent such representations or warranties relate to another date, in which case as of such other date as if made on such other date), unless the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) the Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent such representations or warranties relate to another date, in which case as of such other date as if made on such other date).

(b)Performance. The Company and the Seller will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c)No Material Adverse Effect. Since the date of this Agreement, no change, event, circumstance, development or effect has occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d)Compliance Certificate. The Company and the Seller shall have delivered to Buyer a certificate signed by a duly authorized representative of the Company and the Seller, as applicable, dated as of the Closing Date, stating that the conditions set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(c), as they relate to the Company or the Seller, as applicable, have been satisfied.

(e)HSR Approval. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(f)No Judgments. No Governmental Order shall have been entered which would (i) prevent the performance of this Agreement or the consummation of any of the Contemplated Transactions, (ii) declare unlawful the Contemplated Transactions, or (iii) cause such Contemplated Transactions to be rescinded.

(g)	W-9. Seller shall have delivered to Buyer a duly executed copy of IRS Form W-9.

(h)Escrow Agreement. Seller shall have delivered to Buyer counterpart signature pages to the Escrow Agreement duly executed by Seller and the Escrow Agent.

(i)Debt Payoff Letters and Lien Releases. Seller shall have delivered to Buyer executed copies of each Debt Payoff Letter and the Lien Releases in form for filing or recording if applicable.

(j)Secretary’s Certificates. Seller shall have delivered to Buyer certificates of the Secretary or Assistant Secretary of the Company and of the Seller, dated as of the Closing Date, certifying as to the Organizational Documents of the Company and the Seller, the incumbency of any officer or representative executing any Transaction Document on behalf of the Company and the Seller, the resolutions of the Company’s directors and the Seller approving the transactions contemplated by the Transaction Documents, and such other customary matters as Buyer and its counsel may reasonably request.

(k)Secretary’s Certificates of Target Companies. Seller shall have delivered to Buyer a certificate of the Secretary or Assistant Secretary of each Target Company (other than the Company), dated as of the Closing Date, certifying as to the Organizational Documents of such Target Company (other than the Company).

(l)Stock Certificates. Seller shall have delivered to Buyer stock certificates representing the Purchased Shares, duly endorsed in blank or accompanied by stock transfer powers.

(m)Resignations. Seller shall have delivered to Buyer written resignations of the officers and directors of the Target Companies as requested in writing by Buyer at least five (5) Business Days prior to Closing.

(n)Termination. Seller shall have delivered to Buyer evidence of termination of the Letter Agreement Regarding Service as Independent Director, dated June 6, 2021, by and between the Company and [**].

(o)Data Room. Seller shall have delivered an electronic copy of the virtual data room hosted by One Hub to Buyer.

Section 9.2 Conditions to the Seller’s and the Company’s Obligations. The obligations of the Seller and the Company to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by the Seller in its sole discretion) of the following conditions as of the Closing Date:

(a)Representations and Warranties. The representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects at the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time).

(b)Performance. Buyer will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing (including, for the avoidance of doubt, Buyer’s payment obligations with respect to the Estimated Aggregate Consideration Amount, set forth in Section 3.2 hereof).

(c)Compliance Certificate. Buyer shall have delivered to the Seller a certificate signed by a duly authorized representative of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 9.1(a) and Section 9.1(b), as they relate to Buyer, have been satisfied.

(d)HSR Approval. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(e)No Judgments. No final, nonappealable Governmental Order shall have been entered which would (i) prevent the performance of this Agreement or the consummation of any of the Contemplated Transactions, (ii) declare unlawful the Contemplated Transactions or (iii) cause such Contemplated Transactions to be rescinded.

(f)Escrow Agreement. Buyer shall have delivered to Seller a duly executed counterpart signature page to the Escrow Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)	by mutual written consent of Buyer and the Seller;

(b)by the Seller or Buyer if the Closing has not occurred on or before 5:00 p.m., Eastern time, on October 31, 2022, which date may be extended from time to time by mutual written consent of Buyer and the Seller (such date, as so extended from time to time, the “Termination Date”), provided, that, any termination pursuant to this Section 10.1(b) shall not be available to any party who has breached this Agreement if such breach has prevented the satisfaction of any condition set forth in Article IX (and has not been waived by the other party) or, if such breach is capable of being cured and has not been cured by such party or such breach, action or inaction is otherwise the proximate cause of the failure of the Parties to consummate the Closing by the Termination Date;

(c)by the Seller if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the condition precedent set forth in Section 9.2(a) would not be satisfied or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition precedent set forth in Section 9.2(b) would not be satisfied and, such failure or breach with respect to any such representation, warranty or obligations, (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 2.2 (it being understood that a breach by Buyer of Section 3.1 shall not be subject to cure unless otherwise agreed to by the Seller in writing) or, (B) if curable, shall continue to be unremedied at the Termination Date or, if earlier, by the 30th day following such breach;

(d)by Buyer if (i) any of the representations and warranties of the Seller contained in this Agreement fail to be true and correct such that the condition precedent set forth in Section 9.1(a) would not be satisfied or (ii) the Seller shall have breached or failed to comply with any of its obligations under this Agreement such that the condition precedent set forth in Section 9.1(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligations (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 2.2 or, (B) if curable, shall continue to be unremedied at the Termination Date; or, if earlier, by the 30th day following such breach; or

(e)by the Buyer or Seller if (i) all of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing) and (ii) Buyer or Seller, as the case may be, fails to consummate the Contemplated Transactions on the date that the Closing should have occurred pursuant to Section 2.2 but for such failure. Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties.

Section 10.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1, all obligations of the Parties hereto to each other with respect to this Agreement and the Contemplated Transaction shall terminate, except for the provisions of Article I, Section 8.4, this Article X, and Article XII (Miscellaneous), and the Confidentiality Agreement, each of which shall survive such termination of this Agreement, provided, however, that any termination of this Agreement pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e) shall not prejudice the ability of the non- breaching Party from seeking damages from any other Party for any willful and material breach of this

Agreement, including attorneys’ fees and the right to pursue any remedy available at law or in equity, including specific performance. For purposes of this Agreement, “willful and material breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant or obligation contained in this Agreement, regardless of whether breaching such covenant or obligation was the conscious object of the act or failure to act.

ARTICLE XI

SURVIVAL

(a)The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or Representatives in respect thereof, and (b) after the Closing, there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or Representatives in respect of any covenant or agreement to be performed prior to the Closing. Each covenant and agreement contained herein or in any other Transaction Document requiring performance at or after the Closing shall, in each case, expressly survive the Closing until such covenant is performed in accordance with its respective terms.

(b)Buyer hereby irrevocably and unconditionally acknowledges and agrees that the sole and exclusive source of recovery and remedy for any loss, Liability, cost, expense or damage sustained, suffered or incurred by Buyer, and/or any of its Affiliates (including the Target Companies) or any of their respective Representatives resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by the Company or the Seller in connection with this Agreement, or the transactions contemplated hereby, or certified to or contained in any certificate or other document delivered in connection herewith or therewith or from any failure to perform any covenant or agreement of thereof that is required to be performed prior to the Closing contained herein or therein, whether such actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief are known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, common law or equitable theory of recovery (including any theories pertaining to “piercing the corporate veil”, “alter-ego”, unjust enrichment, or any other similar theories), shall be (i) prior to the Closing, termination of this Agreement if and solely to the extent contemplated by Section 10.1 or specific performance against the Company or the Seller of their express obligations under this Agreement in accordance with Section 12.11 or (ii) from and after the Closing, recovery against the R&W Insurance Policy in accordance with the terms thereof.

(c)Notwithstanding anything in this Article XI to the contrary, nothing in this Agreement shall preclude or limit a Party’s right to bring a claim for Fraud in connection with the breach of the representations and warranties in this Agreement and in any certificate delivered pursuant hereto or any covenant or agreement to be performed at or after the Closing.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if an email address is provided below) sent by email

(subject to electronic confirmation of receipt). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by email prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by email after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, email address, or to such other address or addresses or email address as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Seller, to:

NuCera Solutions Holdco LP c/o SK Capital Partners

430 Park Avenue

Telephone: (646) 442-2422

Attention: [**]

E-mail: [**]

with a copy (which shall not constitute notice) to: Goodwin Procter LLP

1900 N Street, NW Washington, DC 20036

Telephone: (202) 346-4262

Attention: [**]

E-mail: [**]

If to a Buyer (or to the Company after the Closing), to: Chase Corporation

375 University Avenue

Westwood, MA 02090

Telephone: (781) 332 - 0700 Email: [**]

Attention: [**] with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP One Financial Center, Suite 3500

Boston, Massachusetts 02111

Telephone: (617) 217 - 4769

Email: [**]

Attention: [**]

Each of the Parties may specify a different address or addresses or email address by giving notice in accordance with this Section 12.1 to each of the other Parties.

Section 12.2 Succession and Assignment; No Third-Party Beneficiaries.

(a)This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any attempt to do so will be null and void ab initio, provided, however, that without such consent, Buyer may assign this Agreement to its financing sources as collateral security for Indebtedness and that no consent shall be required in connection with an assignment pursuant to Section 8.3(d).

(b)(i) Each D&O Indemnified Person shall have the right to enforce their respective rights under Section 8.3, (ii) each Nonparty Affiliate shall have the right to enforce its rights under Section 12.4, (iii) Goodwin shall have the right to enforce its rights under Section 8.6, and (iv) each Person covered by Section 8.7 and Section 12.4 shall have the right to enforce their respective rights thereunder. Except as set forth in the immediately preceding sentence, this Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person (including any Affected Employee pursuant to Section 8.1 or otherwise), other than the Parties and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12.4 Non-Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) (i) the Persons that are expressly identified as parties in the preamble to this Agreement and (ii) with respect to any representation or warranty made in, in connection with, or as an inducement to, this Agreement, the Persons expressly making such representation or warranty (subject, in all cases to Section 4.27, Section 5.8 and Section 6.11) that is expressly identified as a Party in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law, common law, or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (including any theories pertaining to “piercing the corporate veil”, “alter-ego”, unjust enrichment, or any other similar theories) (other than as set forth in the Confidentiality Agreement).

Section 12.5 Entire Agreement; Disclosure Schedules.

(a)This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

(b)Each Disclosure Schedule delivered pursuant to this Agreement shall be in writing and shall qualify this Agreement. The representations and warranties of the Company and the Seller in this Agreement are made and given subject to the disclosures set forth in the Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company or the Seller nor shall such information constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Company or the Seller, or constitutes a Material Adverse Effect. Any fact or item that is disclosed in any Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other Disclosure Schedule reasonably apparent shall be deemed to be disclosed in such other Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on certain Disclosure Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Disclosure Schedules. Where the terms of a contract or other item have been summarized or described in the Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described to the extent provided to Buyer. The information provided in the Disclosure Schedules is being provided solely for the purpose of making disclosures to Buyer under this Agreement. Certain information set forth in the Disclosure Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. In disclosing this information, neither the Company nor the Seller waives, and each expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 12.6 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 12.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law.

Section 12.8 Governing Law. This Agreement, the rights of the Parties hereunder, all Actions arising in whole or in part under or in connection herewith, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, in each case will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 12.9 Jurisdiction; Venue; Service of Process.

(a)Jurisdiction. Each of the Parties, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)Venue. Each of the Parties agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such Party shall bring such Action only in the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)Service of Process. Each of the Parties hereby (i) consents to service of process in any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1, will constitute good and valid service of process in any such Action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 12.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 12.11 Specific Performance.

(a)Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s or the Sellers’ obligation(s) to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (ii) any requirement under Applicable Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)To the extent that any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date will automatically be extended to (i) the twentieth (20th) Business Day after such Action is no longer pending or (ii) such other date established by the Governmental Authority presiding over such Action.

Section 12.12 Retention of Books and Records. Buyer shall cause the Target Companies to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to such Person in existence at the Closing that are required to be retained under current retention policies or applicable law for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Seller or its Representatives during regular business hours and upon reasonable request and upon reasonable advance notice.

Section 12.13 Expenses. Except as otherwise expressly provided herein, each of Buyer, the Company and the Seller shall pay all of their own fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the fees and disbursements of counsel, financial advisors and accountants.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

CHASE CORPORATION

By:	/s/ Adam P. Chase Name: Adam P. Chase Title: President and Chief Executive Officer

COMPANY:

NUCERA HOLDINGS INC.

By:	/s/ Steven McKeown Name: Steven McKeown Title: Chief Executive Officer

SELLER:

NUCERA SOLUTIONS HOLDCO LP

By: NuCera Solutions GP LLC, its general partner

By:	/s/ Jonathan Borell Name: Jonathan Borell Title: Vice President

Signature Page to Stock Purchase Agreement